Exhibit 15.1

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

Issued: October 25, 2012

October 25, 2012

Independent Auditor’s Report

To the Shareholders

of Postmedia Network Canada Corp.

We have audited the accompanying consolidated financial statements of Postmedia Network Canada Corp. and its subsidiaries, which comprise the consolidated statements of financial position as at August 31, 2012, August 31, 2011 and September 1, 2010 and the consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the years ended August 31, 2012 and August 31, 2011, and the related notes, which comprise a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Postmedia Network Canada Corp. and its subsidiaries as at August 31, 2012, August 31, 2011 and September 1, 2010 and its financial performance and its cash flows for the years ended August 31, 2012 and August 31, 2011 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Chartered Accountants

Winnipeg, Canada

Management’s Responsibility for Consolidated Financial Statements

The accompanying consolidated financial statements of Postmedia Network Canada Corp. and its subsidiary (the “Company”) are the responsibility of management and have been approved by the Board of Directors of Postmedia Network Canada Corp.

Management is responsible for the preparation of these consolidated financial statements in conformity with International Financial Reporting Standards, the selection of accounting policies and making significant accounting judgments and estimates. Management is also responsible for establishing and maintaining adequate internal control over financial reporting which includes those policies and procedures that provide reasonable assurance over the completeness, fairness and accuracy of the consolidated financial statements and other financial items.

The Board of Directors fulfills its responsibility for the consolidated financial statements principally through its Audit Committee, which is comprised of independent external directors. The Audit Committee reviews the Company’s annual consolidated financial statements and recommends their approval to the Board of Directors. The Audit Committee meets with the Company’s management and external auditors to discuss internal controls over the financial reporting process, auditing matters and financial reporting issues, and formulates the appropriate recommendations to the Board of Directors. The auditor appointed by the shareholders has full access to the Audit Committee, with or without management being present.

The external auditors appointed by the Company’s shareholders, PricewaterhouseCoopers LLP, conducted an independent audit of the consolidated financial statements in accordance with Canadian generally accepted auditing standards and express their opinion thereon. Those standards require that the audit is planned and performed to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

Paul Godfrey	Doug Lamb
President and	Chief Financial Officer and
Chief Executive Officer	Executive Vice President

Toronto, Canada

October 25, 2012

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

(In thousands of Canadian dollars, except per share amounts)

	2012	2011
		(notes 4 and 25)
Revenues
Print advertising	514,987	573,920
Print circulation	209,177	219,296
Digital	89,076	87,050
Other	18,637	18,622

Total revenues	831,877	898,888
Expenses
Compensation	348,133	368,516
Newsprint	52,628	57,423
Distribution	123,872	126,825
Other operating	162,908	156,922

Operating income before depreciation, amortization, and restructuring (note 5)	144,336	189,202
Depreciation (note 9)	26,157	27,015
Amortization (note 10)	43,566	45,209
Restructuring and other items (note 13)	35,355	38,011

Operating income	39,258	78,967
Interest expense	65,446	72,284
Loss on debt repayment (note 14)	9,178	11,018
Net financing expense relating to employee benefit plans (note 15)	3,900	2,971
Loss on disposal of property and equipment and intangible assets (notes 9 and 10)	258	176
(Gain) loss on derivative financial instruments (note 6)	(8,632)	21,414
Foreign currency exchange (gains) losses	6,383	(17,959)
Acquisition costs (note 3)	—	1,217

Loss before income taxes	(37,275)	(12,154)
Provision for income taxes (note 18)	—	—

Net loss from continuing operations	(37,275)	(12,154)
Net earnings from discontinued operations, net of tax of nil (note 4)	14,053	2,565

Net loss attributable to equity holders of the Company	(23,222)	(9,589)

Loss per share from continuing operations (note 16):
Basic	$(0.92)	$(0.30)
Diluted	$(0.92)	$(0.30)

Earnings per share from discontinued operations (note 16):
Basic	$0.35	$0.06
Diluted	$0.35	$0.06

Loss per share attributable to equity holders of the Company (note 16):
Basic	$(0.58)	$(0.24)
Diluted	$(0.58)	$(0.24)

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

(In thousands of Canadian dollars)

	2012	2011
		(notes 4 and 25)
Net loss attributable to equity holders of the Company	(23,222)	(9,589)

Other comprehensive income (loss) from continuing operations
Gain (loss) on valuation of derivative financial instruments, net of tax of nil	8,928	(1,573)
Net actuarial gains (losses) on employee benefits, net of tax of nil (note 15)	(72,757)	16,705
Gain (loss) on minimum funding liability of employee benefits, net of tax of nil (note 15)	4,146	(4,146)
Other comprehensive income (loss) from discontinued operations
Net actuarial gains (losses) on employee benefits, net of tax of nil (note 15)	(906)	556

Other comprehensive income (loss)	(60,589)	11,542

Comprehensive income (loss) attributable to equity holders of the Company	(83,811)	1,953

Total comprehensive income (loss) attributable to equity holders of the Company:
Continuing operations	(96,958)	(1,168)
Discontinued operations	13,147	3,121

	(83,811)	1,953

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(In thousands of Canadian dollars)

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
		(note 25)	(note 25)
ASSETS
Current Assets
Cash	22,189	10,483	40,201
Accounts receivable	90,923	118,577	116,417
Inventory (note 8)	3,829	5,834	6,187
Prepaid expenses and other assets	10,258	15,928	14,873

Total current assets	127,199	150,822	177,678

Non-Current Assets
Property and equipment (note 9)	267,491	336,268	355,194
Asset held-for-sale (note 9)	23,139	—	—
Derivative financial instruments (note 7)	24,108	13,817	15,831
Other assets	1,549	3,211	4,208
Intangible assets (notes 10 and 11)	377,862	440,032	477,200
Goodwill (notes 4 and 11)	223,500	236,093	236,093

Total assets	1,044,848	1,180,243	1,266,204

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (continued)

(In thousands of Canadian dollars)

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
		(note 25)	(note 25)
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued liabilities (note 12)	65,268	77,084	92,023
Provisions (note 13)	29,888	11,508	21,398
Deferred revenue	25,915	30,494	32,096
Current portion of derivative financial instruments (note 7)	6,069	12,307	3,685
Current portion of long-term debt (note 14)	32,153	16,862	13,499
Obligation under finance lease	—	—	1,841

Total current liabilities	159,293	148,255	164,542

Non-Current Liabilities
Long-term debt (note 14)	467,749	555,436	632,532
Derivative financial instruments (note 7)	12,369	31,093	558
Other non-current liabilities (notes 15 and 17)	169,413	127,999	156,958
Provisions (note 13)	1,588	1,499	1,057
Deferred income taxes (note 18)	681	681	681

Total liabilities	811,093	864,963	956,328

Equity
Capital stock (note 16)	371,132	371,132	371,132
Contributed surplus (note 17)	7,888	5,602	2,151
Deficit	(139,357)	(46,618)	(50,144)
Accumulated other comprehensive loss	(5,908)	(14,836)	(13,263)

Total equity	233,755	315,280	309,876

Total liabilities and equity	1,044,848	1,180,243	1,266,204

Commitments (note 21)

Subsequent events (note 27)

On October 25, 2012, the Board of Directors (the “Board”) approved the consolidated financial statements for the years ended August 31, 2012 and 2011.

On behalf of the Board,

Signed	Signed
Paul Godfrey	Ron Osborne
Director	Director

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

(In thousands of Canadian dollars)

	2012
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Equity
Balance as at August 31, 2011 (note 25)	371,132	5,602	(46,618)	(14,836)	315,280

Net loss attributable to equity holders of the Company	—	—	(23,222)	—	(23,222)
Other comprehensive income (loss)	—	—	(69,517)	8,928	(60,589)

Comprehensive income (loss) attributable to equity holders of the Company	—	—	(92,739)	8,928	(83,811)
Share-based compensation plans (note 17)	—	2,286	—	—	2,286

Balance as at August 31, 2012	371,132	7,888	(139,357)	(5,908)	233,755

	2011
	Capital stock	Contributed surplus	Deficit	Accumulated other comprehensive loss	Total Equity
Balance as at September 1, 2010 (note 25)	371,132	2,151	(50,144)	(13,263)	309,876

Net loss attributable to equity holders of the Company	—	—	(9,589)	—	(9,589)
Other comprehensive income (loss)	—	—	13,115	(1,573)	11,542

Comprehensive income (loss) attributable to equity holders of the Company	—	—	3,526	(1,573)	1,953
Share-based compensation plans (note 17)	—	3,451	—	—	3,451

Balance as at August 31, 2011 (note 25)	371,132	5,602	(46,618)	(14,836)	315,280

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

(In thousands of Canadian dollars)

	2012	2011
CASH GENERATED (UTILIZED) BY:		(note 4)
OPERATING ACTIVITIES
Net loss attributable to equity holders of the Company	(23,222)	(9,589)
Items not affecting cash:
Depreciation (note 9)	26,320	29,199
Amortization (note 10)	43,621	45,893
(Gain) loss on derivative financial instruments (note 6)	(22,414)	15,410
Non-cash interest	12,831	9,399
Non-cash loss on debt repayment (note 14)	9,178	9,635
Loss on disposal of property and equipment and intangible assets	258	175
Non-cash foreign currency exchange (gains) losses	5,721	(20,405)
Gain on sale of discontinued operations (note 4)	(17,109)	—
Share-based compensation plans expense (recovery) (note 17)	(2,459)	7,021
Net financing expense relating to employee benefit plans (note 15)	3,907	2,988
Employee benefit funding in excess of compensation expense (note 15)	(24,856)	(22,292)
Net change in non-cash operating accounts (note 23)	30,765	(28,815)

Cash flows from operating activities	42,541	38,619

INVESTING ACTIVITIES
Net proceeds received on the sale of discontinued operations (note 4)	87,340	—
Proceeds from the sale of property and equipment	4	1,226
Additions to property and equipment (note 9)	(8,227)	(11,663)
Additions to intangible assets (note 10)	(6,732)	(8,736)

Cash flows from investing activities	72,385	(19,173)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt (note 14)	250,000	350,835
Repayment of long-term debt (note 14)	(108,310)	(47,472)
Repayment of long-term debt on refinancing (note 14)	(238,268)	(345,242)
Debt issuance costs (note 14)	(6,642)	(5,444)
Payment on capital lease	—	(1,841)

Cash flows from financing activities	(103,220)	(49,164)

Net change in cash	11,706	(29,718)
Cash at beginning of year	10,483	40,201

Cash at end of year	22,189	10,483

	2012	2011
Supplemental disclosure of operating cash flows
Interest paid	60,080	71,972
Income taxes paid	—	—

The notes constitute an integral part of the consolidated financial statements.

POSTMEDIA NETWORK CANADA CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED AUGUST 31, 2012 AND 2011

(In thousands of Canadian dollars, except as otherwise noted)

1.	DESCRIPTION OF BUSINESS

Postmedia Network Canada Corp. (“Postmedia” or the “Company”) is a holding company that has a 100% interest in its subsidiary Postmedia Network Inc. (“Postmedia Network”). The Company was incorporated on April 26, 2010, pursuant to the Canada Business Corporations Act, to enable the purchase of the assets and certain liabilities of Canwest Limited Partnership (“Canwest LP”) on July 13, 2010. The Company’s head office and registered office is 1450 Don Mills Road, Don Mills, Ontario.

The Company’s operations consist of news and information gathering and dissemination operations, with products offered in major Canadian markets and a number of regional and local markets in Canada through a variety of print, web, tablet and smartphone platforms. Additionally, the Company operates digital media and online assets including the canada.com network, each newspaper’s online website and Infomart, the Company’s media monitoring website. The Company supports these operations through a variety of centralized shared services.

2.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies used in the preparation of these consolidated financial statements are described below.

(a)	Basis of presentation

The Company prepares its financial statements in accordance with Canadian generally accepted accounting principles as set out in the Handbook of the Canadian Institute of Chartered Accountants – Part I (“CICA Handbook”). In 2010, the CICA Handbook was revised to incorporate International Financial Reporting Standards (“IFRS”), and require publicly accountable enterprises to apply such standards effective for years beginning on or after January 1, 2011. Accordingly, these consolidated financial statements of the Company have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). In these financial statements, the term “Canadian GAAP” refers to Canadian GAAP – Part V before the adoption of IFRS. These are the Company’s first annual consolidated financial statements prepared under IFRS and IFRS 1 – First-time adoption of IFRS and include an explanation of the transition to IFRS from Canadian GAAP, including reconciliations of the Company’s financial position and financial results as previously reported under Canadian GAAP, the effects of which are presented in note 25.

(b)	Basis of measurement

These consolidated financial statements have been prepared under the historical cost convention, except for the revaluation of derivative financial instruments to fair value and assets held for sale which are recorded at fair value less costs to sell.

(c)	Principles of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiary, Postmedia Network. All intercompany transactions and balances have been eliminated on consolidation.

(d)	Critical accounting estimates

The preparation of financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related amounts of revenues and expenses, and disclosures of contingent assets and liabilities. Although these estimates are based upon management’s best knowledge of the amount, event or actions, actual results could differ from those estimates. The following significant areas require management to use assumptions and to make estimates:

Impairment of goodwill and indefinite life intangible assets

The Company tests goodwill and indefinite life intangible assets for impairment annually, or more frequently if there are indicators that an impairment may have arisen. The recoverable amount of goodwill and indefinite life intangible assets are based on the higher of value in use and fair value less cost to sell calculations. The Company has computed the fair value less cost to sell of each cash-generating unit (“CGU” or “CGUs”) using a discounted cash flow model that requires market participant assumptions about future cash flows and discount rates. The future cash flows are based on management’s best estimate considering historical and expected operating plans, current strategies, economic conditions and the general outlook for the industry and markets in which the Company operates. The discounted cash flow calculations represent three year projections prepared by management. Cash flows after the three year projections are extrapolated using industry growth rates. Refer to note 11 for more details about the methods and assumptions used in estimating the recoverable amount.

Employee future benefits

The cost of defined benefit pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans and the present value of the defined benefit obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions including the discount rate to measure obligations and the expected long-term rate of return on plan assets, among others. Due to the complexity of the actuarial valuations and the long-term nature of employee future benefits, the corresponding obligation is highly sensitive to changes in assumptions. Discount rates and the expected return on plan assets compared to the actual return on plan assets are reviewed at each reporting date and corresponding adjustments are recognized in other comprehensive income and deficit. Additional information on the Company’s employee benefit plans is contained in note 15.

(e)	Disposals of non-current assets and discontinued operations

Non-current assets are classified as held for sale if the carrying amount will be recovered principally through a sale transaction rather than through continued use, they are available for sale in their present condition and such sale is considered highly probable. The criteria for classification as held for sale include a firm decision by management or the Board to dispose of a business or a group of assets and the expectation that such disposal will be completed within a twelve month period.

Assets held for sale are carried at the lower of their carrying amount or fair value less costs to sell. Assets held for sale are classified as discontinued operations if the operations and cash flows can be clearly distinguished, both operationally and for financial reporting purposes, from the rest of the Company and they represent a separate major line of business or geographical area of operations, or are part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations, or is a subsidiary acquired with the view to resell.

(f)	Foreign currency translation

These consolidated financial statements are presented in Canadian dollars, the Company’s functional and reporting currency. As at the date of the statement of financial position, monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars using the foreign currency exchange rate in effect at that date. Revenues and expense items are translated at the foreign currency exchange rate in effect when the transaction occurred. The resulting foreign currency exchange gains and losses are recognized in the statement of operations in foreign currency exchange (gains) losses.

(g)	Cash

Cash is comprised of cash on hand and current balances with banks.

(h)	Borrowing costs

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are ready for their intended use or sale. Borrowing costs consist of interest and other financing costs which the Company incurs in connection with the borrowing of funds. All other borrowing costs are recognized in interest expense in the statement of operations in the period in which they are incurred.

(i)	Property and equipment

Property and equipment are recorded at historical cost. Historical cost includes purchase cost, expenditures that are directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, and borrowing costs if applicable.

Depreciation is provided for on a straight line basis over the following useful lives:

Assets	Estimated useful life
Buildings	10 - 40 years
Leaseholds	3 - 12 years
Computer hardware	3 - 5 years
Machinery and equipment	2 - 20 years

The depreciation method estimates of useful lives and residual values ascribed to property and equipment are reviewed at least at each financial year end and if necessary depreciation is adjusted for on a prospective basis.

(j)	Intangible assets

Finite life intangibles

(i) Software

Costs of internally generated software comprise all directly attributable costs necessary to create, produce and prepare the asset to be capable of operating in the manner intended by management. Internally generated software is primarily comprised of internal costs in connection with the development of software to be used internally or for providing services to customers. All costs incurred during the research phase are expensed as incurred. Development costs that are attributable to the design and testing are recognized as intangible assets if the asset can be separately identified, it is probable the asset will generate future economic benefits, the development cost can be measured reliably, the project is technically feasible and the project will be completed with a view to use the asset.

Software costs are amortized using the straight line method of amortization over their estimated useful lives, which range from 2 to 10 years. The depreciation method and estimates of useful lives ascribed to software are reviewed at least at each financial year end and if necessary amortization is adjusted on a prospective basis.

(ii) Other identifiable intangible assets

Upon acquisition, other identifiable intangible assets are recorded at cost and are carried at cost less accumulated amortization. Other identifiable intangible assets with finite lives are amortized using the straight-line method of amortization over their estimated useful lives, as follows:

Other identifiable intangible assets with finite lives	Estimated useful life
Subscribers	5 years
Customer relationships	4-5 years
Non-newspaper domain names	15 years

The depreciation method and estimates of useful lives ascribed to other identifiable intangible assets are reviewed at least at each financial year end and if necessary amortization is adjusted for on a prospective basis.

Costs associated with purchasing and developing content are expensed as incurred, except for content development on the Company’s website which is capitalized when such costs meet the criteria for capitalization.

Indefinite life intangibles

Intangible assets with indefinite lives are not amortized. These include newspaper mastheads and certain domain names related to the newspaper online websites. The assessment of indefinite life is reviewed each period to determine whether the indefinite life assumption continues to be supportable. If it is deemed unsupportable the change in useful life from indefinite to finite life is made and amortization is recognized on a prospective basis.

(k)	Business combinations and goodwill

The Company uses the acquisition method of accounting to record business combinations. The acquisition method of accounting requires the Company to recognize, separately from goodwill, the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree measured at the acquisition-date fair values. The consideration transferred shall be measured at fair value calculated as the sum of the acquisition-date fair values of the assets transferred by the Company, the liabilities assumed by the Company and any equity interests issued by the Company. Contingent consideration is recognized as part of the consideration transferred. Goodwill as of the acquisition date is measured as the excess of the consideration transferred and the amount of any non-controlling interest acquired over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed, measured at fair value. Goodwill acquired through a business combination is allocated to the CGU (or group of CGUs) that are expected to benefit from the synergies of the business combination. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Acquisition related costs are expensed in the period they are incurred except for those costs to issue equity securities which are offset against the related equity instruments and those costs to issue debt which are offset against the corresponding debt and amortized using the effective interest method. Acquisition related costs include advisory, legal, accounting, valuation and other professional or consulting fees; and costs of registering and issuing debt and securities.

(l)	Impairments

Impairments are recorded when the recoverable amount of an asset or CGU is less than its carrying amount. The recoverable amount is the higher of an asset’s or CGU’s fair value less cost to sell or its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses, other than those relating to goodwill, are evaluated for potential reversals when events or changes in circumstances warrant such consideration.

(i) Non-financial assets

The carrying values of non-financial assets with finite lives, except inventories, deferred tax assets and employee benefits, are assessed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Additionally, intangible assets with indefinite lives, comprised of mastheads and newspaper domain names are included in their related CGU, and are tested annually for impairment or whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows (CGUs). Non-financial assets other than goodwill that have incurred an impairment in previous periods are reviewed for the possible reversal of the impairment at each reporting date.

(ii) Goodwill

Goodwill is reviewed for impairment annually or more frequently if there are indications that impairment may have occurred. For the purpose of impairment testing, goodwill is allocated to each CGU (or group of CGU) based on the level at which management monitors goodwill, however not higher than an operating segment. Impairment is determined by assessing the recoverable amount of each CGU (or group of CGUs) to which the goodwill relates. Impairment losses relating to goodwill cannot be reversed in future periods.

(m)	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable net of any discounts, if applicable. The Company bases any estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue from the sale of goods is recognized when the following criteria have been met:

•	the significant risks and rewards of ownership are transferred to customers, and the Company retains neither managerial involvement nor effective control,

•	the amount of revenue can be measured reliably, and

•	the receipt of economic benefit is probable and the costs incurred can be measured reliably.

Revenue from the rendering of services is recognized when the following criteria have been met:

•	the amount of revenue can be measured reliably,

•	the receipt of economic benefit is probable, and

•	the stage of completion of the transaction and the costs incurred can be measured reliably.

Print advertising revenue is recognized when advertisements are published. Print circulation revenue includes home-delivery subscriptions and single-copy sales at newsstands and vending machines. Print circulation revenue from subscriptions is recognized on a straight-line basis over the term of the subscriptions. Print circulation revenue from single-copy sales at newsstands and vending machines, net of a provision for estimated returns based on historical rates of returns, is recognized when the newspapers are delivered. Digital revenue is recognized when advertisements are placed on the Company’s websites or, with respect to certain online advertising, each time a user clicks on certain ads. Digital revenue also includes subscription revenue for business research and corporate financial information services and is recognized on a straight-line basis over the term of the subscriptions or contracts. Other revenue is recognized when the related service or product has been delivered.

Amounts received relating to services to be performed in future periods and sale of goods that require future performance are recorded as deferred revenue on the statement of financial position.

(n)	Inventory

Inventory, consisting primarily of printing materials, is valued at the lower of cost, using the first-in-first out cost formula, and net realizable value, where net realizable value is determined to be the estimated selling price in the ordinary course of business, less estimated costs of completion and estimated costs necessary to make the sale. Inventories are written down to net realizable value if the cost of the inventories exceeds the net realizable value. Reversals of previous write-downs to net realizable value are required when there is a subsequent increase in the value of inventories.

(o)	Share-based compensation plans

The Company has a share option plan and a restricted share unit plan that will be settled through the issuance of shares of Postmedia or through cash at the option of the Company, a deferred share unit plan that will be settled with cash and an employee share purchase plan that will be settled through the issuance of shares of the Company.

(i) Share option plan

The Company recognizes compensation expense for all share options granted based on the fair value of the option on the date of grant, net of estimated forfeitures, using the Black-Scholes option pricing model. The fair value of the options is recognized as compensation expense over the vesting period of the options with a corresponding credit to contributed surplus. The contributed surplus balance is reduced as options are exercised through a credit to capital stock when the options are exercised.

(ii) Restricted share unit plan

The Company recognizes compensation expense for all restricted share units granted based on the fair value of the Company’s shares on the issuance date of each restricted share unit grant net of estimated forfeitures. The fair value of the restricted share units is recognized as compensation expense, over the vesting period of each restricted share unit grant, with a corresponding credit to contributed surplus. Compensation expense is not adjusted for subsequent changes in the fair value of the Company’s shares. The contributed surplus balance is reduced as units are exercised through a credit to capital stock.

(iii) Deferred share unit plan

The Company recognizes compensation expense for its deferred share unit plan based on the fair value of the Company’s shares. The deferred share units outstanding are re-measured at each reporting period until settlement, using the fair value of the shares of the Company. The fair value of the deferred share units is recognized as compensation expense, over the vesting period of each deferred share unit grant, in operating expenses with a corresponding credit to other non-current liabilities.

(iv) Employee share purchase plan

The Company will recognize compensation expense based on the fair value of the Company’s shares granted under the Employee Share Purchase Plan over the vesting period of each plan issuance with a corresponding credit to contributed surplus. The contributed surplus will be reduced when shares vest through a credit to capital stock.

The Company uses the graded vesting method to calculate compensation expense for all share-based compensation plans.

(p)	Financial instruments

Financial instruments are classified as fair value through profit or loss, loans and receivables or other financial liabilities.

(i) Fair value through profit or loss

Financial instruments are classified as fair value through profit or loss if acquired principally for the purpose of selling in the short-term, or if so designated by management and it eliminates or significantly reduces a measurement or recognition inconsistency, or is managed and its performance is evaluated on a fair value basis. Assets in this category principally include embedded derivatives and derivative financial instruments which do not qualify for hedge accounting. Financial instruments classified as fair value through profit or loss are carried at fair value with changes recognized in the statement of operations.

(ii) Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include accounts receivable and cash. Loans and receivables are initially recognized at fair value plus transaction costs and subsequently carried at amortized cost using the effective interest method, less a provision for impairment. Loans and receivables are included in current assets, except for those with maturities greater than twelve months after the end of the reporting period, which are classified as non-current assets.

(iii) Other financial liabilities

Other financial liabilities include accounts payable and accrued liabilities and long-term debt. Other financial liabilities are recognized initially at fair value, net of any transaction costs incurred, and subsequently at amortized cost using the effective interest method. Other financial liabilities are classified as current liabilities if payment is due within twelve months; otherwise, they are classified as non-current liabilities. Financing fees related to revolving debt arrangements are initially recognized as an other asset and amortized over the term of the arrangement in interest expense.

The effective interest rate is the rate that exactly discounts the estimated future cash flows through the expected life of the financial instrument to its net carrying amount.

(q)	Derivative financial instruments and hedging

The Company uses derivative financial instruments to manage its exposure to fluctuations in foreign currency rates and interest rates. Derivative financial instruments are initially recognized at fair value on the date a contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative financial instrument is designated as a hedging instrument and the nature of the item being hedged. The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its strategy for using hedges and its risk management objectives. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivative financial instruments that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. Non-performance risk, including the Company’s own credit risk, is considered when determining the fair value of derivative financial instruments. The Company does not hold or use any derivatives instruments for trading purposes.

The Company enters into the following types of derivative financial instruments:

Cash flow hedges

The Company uses cash flow hedges to hedge (i) the foreign currency rate exposure on interest and principal payments on foreign currency denominated debt and (ii) foreign currency and interest rate exposure on variable interest rates and principal payments on foreign currency denominated debt. The effective portion of a cash flow hedge is reported in other comprehensive income until it is recognized in the statement of operations during the same period in which the hedged item affects income, while the ineffective portion is immediately recognized in the statement of operations. When a hedged item ceases to exist or cash flow hedge accounting is terminated, the amounts previously recognized in accumulated other comprehensive income are reclassified to the statement of operations when the variability in the cash flows of the hedged item affects income. Cash flows associated with derivative contracts accounted for as hedges are classified in the same category in the statement of cash flows as the item being hedged.

Derivatives that do not qualify for hedge accounting

The Company uses derivative financial instruments that hedge the fair value exposure on certain debt resulting from changes in the US and Canadian variable base rates and the foreign currency rate exposure on interest and principal payments on foreign currency denominated debt. These derivative financial instruments, as well as derivatives that are embedded in financial or non-financial contracts, are not designated as hedges for accounting purposes and are measured at fair value in the statement of financial position.

Embedded derivatives

An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract, with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative. If certain conditions are met, an embedded derivative is separated from the host contract and measured at fair value.

A change in the fair value of derivative financial instruments that do not qualify for hedge accounting and embedded derivatives are recorded in the statement of operations as gain or loss on derivative financial instruments.

(r)	Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are measured at the current best estimate required to settle the obligation and when necessary the use of estimation techniques are utilized. If the effect of the time value of money is material the provision is measured at the present value of the expected expenditures required to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to the passage of time is recognized as interest expense in the statement of operations.

(s)	Employee benefits

(i) Pension and post-retirement obligations

The Company maintains a number of defined contribution and defined benefit pension and defined benefit post-retirement plans. For defined benefit plans, the defined benefit obligation associated with pension and post-retirement benefits earned by employees is actuarially determined on an annual basis by independent actuaries using the projected unit credit method. The determination of benefit expense requires assumptions such as the expected return on plan assets, the discount rate to measure obligations, expected rate of future compensation increases, retirement ages of employees, expected health care cost trend rate and other factors as applicable. The asset or liability recognized in the statement of financial position is the present value of the defined benefit obligation less the fair value of plan assets at the end of the reporting period. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of Canadian corporate AA bonds that have terms to maturity which are similar to the terms of the related liability. The estimate of the expected long-term rate of return on plan assets is based on the Company’s target investment mix and the bond and equity risk premiums, as applicable. All actuarial gains and losses that arise in calculating the present value of the defined benefit obligation and the fair value of plan assets are recognized in other comprehensive income and then immediately transferred to deficit. The vested portion of past service costs from plan amendments are recognized immediately in compensation expense in the statement of operations. The unvested portion is amortized on a straight-line basis over the vesting period. The current service cost and recognized element of any past service cost of employee benefits expense is recorded in compensation expense in the statement of operations. The expected return on plan assets and interest cost on the benefit obligations are presented in net financing expense relating to employee benefit plans in the statement of operations. Gains and losses on curtailments or settlements are recognized in the period in which the curtailment or settlement occurs in restructuring and other items in the statement of operations.

Certain of the Company’s defined benefit pension plans are subject to minimum funding requirements. The liability in respect of minimum funding requirements is determined using the projected minimum funding requirements based on management’s best estimates of the actuarially determined funded status of the plan, market discount rates and salary escalation estimates. The liability related to the minimum funding requirement and any subsequent re-measurement of that liability is recognized immediately in other comprehensive income and then immediately transferred to deficit without subsequent reclassification to the statement of operations.

For defined contribution plans, the Company pays contributions to the plan on a contractual basis. The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as an expense in the period when they are earned by the employees.

(ii) Other long-term benefits

The Company maintains a number of other long-term employee benefit plans that are to be settled more than twelve months after the service was provided that entitled the employee to the benefit. These plans are accounted for similarly to the defined benefit pension and post-retirement plans with the exception that actuarial gains and losses and past service costs are recognized immediately in the statement of operations.

(iii) Termination benefits

Termination benefits are payable when employment is terminated by the Company before the normal retirement date, or whenever an employee accepts voluntary termination in exchange for these benefits. The Company recognises termination benefits when it is demonstrably committed to a termination and the Company has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary termination, the termination benefits are measured based on the number of employees expected to accept the offer. If the effect of the time value of money is material, benefits falling due more than twelve months after the end of the reporting period are discounted to present value.

(t)	Income taxes

Current income taxes are recognized with respect to amounts expected to be paid or recovered for current and prior periods under the tax rates and laws that have been enacted or substantively enacted as at the date of the statement of financial position.

Deferred income taxes are accounted for using the liability method. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the carrying amounts in the consolidated financial statements and the tax bases of assets and liabilities. However, deferred tax is not recognized if it arises from the initial recognition of goodwill or the initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable income or loss. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except, in the case of subsidiaries, where the timing of the reversal of the temporary difference is controlled by the Company and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax assets and liabilities are measured using enacted or substantively enacted tax rates, as at the date of the statement of financial position, in effect for the year in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized in income in the period that includes the substantive enactment date. A deferred tax asset is recognized initially when it is probable that future taxable income will be sufficient to use the related tax benefits and may be subsequently reduced, if necessary, to an amount that is probable of being realized.

In general, deferred tax is recognized in respect of temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements.

Tax expense or recovery is recognized in other comprehensive income or otherwise directly in equity to the extent that it relates to items that are recognized in other comprehensive income or directly in equity.

Deferred tax assets and liabilities are presented as non-current.

(u)	Leases

Leasing agreements which transfer to the Company substantially all the benefits and risks of ownership of an asset are treated as finance leases, as if the asset had been purchased outright. The assets are included in property and equipment and the related liabilities are shown as obligations under finance leases. Assets held under finance leases are depreciated on a basis consistent with similar owned assets or the lease term if shorter. The interest element of the obligations under finance leases is included in the statement of operations within interest expense.

All other leases are operating leases and the rental costs are charged to the statement of operations on a straight-line basis over the lease term.

(v)	Earnings per share

Basic earnings per share are calculated using the daily weighted average number of shares outstanding during the period.

Diluted earnings per share are calculated using the daily weighted average number of shares that would have been outstanding during the period had all potential common shares been issued at the beginning of the period, or when the underlying options were granted, if later. The treasury stock method is employed to determine the incremental number of shares that would have been outstanding had the Company used proceeds from the exercise of the options to acquire shares provided the shares are not anti-dilutive.

Accounting standards issued but not yet effective

The Company has not early adopted the following new standards and adoption impacts on the consolidated financial statements have not yet been determined:

IFRS 9 - Financial Instruments

IFRS 9 was issued in November 2009 and contains requirements for financial assets. This standard addresses classification and measurement of financial assets and replaces the multiple category and measurement models in IAS 39 for debt instruments with a new mixed measurement model having only two categories: amortized cost and fair value through profit or loss. IFRS 9 also replaces the models for measuring equity instruments, and such instruments are either recognized at fair value through profit or loss or at fair value through other comprehensive income. Where such equity instruments are measured at fair value through other comprehensive income, dividends are recognized in profit or loss to the extent not clearly representing a return of investment; however, other gains and losses (including impairments) associated with such instruments remain in accumulated comprehensive income indefinitely.

Requirements for financial liabilities were added in October 2010 and they largely carry forward existing requirements in IAS 39 - Financial Instruments – Recognition and Measurement, except that fair value changes due to credit risk for liabilities designated at fair value through profit and loss would generally be recorded in other comprehensive income.

This standard is required to be applied for annual periods beginning on or after January 1, 2015, with earlier adoption permitted.

IFRS 10 – Consolidated Financial Statements

IFRS 10 replaces SIC-12 Consolidation – Special Purposes Entities and parts of IAS 27 – Consolidated and Separate Financial Statements and introduces a new definition of control that is intended to provide more consistent guidance in the determination of whether control exists and whether or not an entity should be included within the consolidated financial statements.

This standard is required to be applied for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

IFRS 13 - Fair Value Measurement

IFRS 13 is a comprehensive standard for fair value measurement and disclosure requirements for use across all IFRS standards. The new standard clarifies that fair value is the price that would be received to sell an asset, or paid to transfer a liability in an orderly transaction between market participants, at the measurement date. It also establishes disclosures about fair value measurement. Under existing IFRS, guidance on measuring and disclosing fair value is dispersed among the specific standards requiring fair value measurements and in many cases does not reflect a clear measurement basis or consistent disclosures.

This standard is required to be applied for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

IAS 19 – Employee Benefits (Amended)

IAS 19 amendments include, among other changes, the immediate recognition of the actuarial gains and losses in other comprehensive income, the introduction of a net interest approach that replaces the expected return on plan assets and interest costs on the defined benefit obligation with a single net interest component and all past service costs are to be recognized in profit or loss when the employee benefit plan is amended.

This standard is required to be applied for annual periods beginning on or after January 1, 2013, with earlier adoption permitted.

3.	BUSINESS ACQUISITIONS

In connection with the July 13, 2010 acquisition of Canwest LP, $9.0 million in cash was retained and held in trust by the court appointed monitor (the “Monitor”) to pay certain administrative fees and costs relating to the Canwest LP Companies Creditors Arrangement Act filing (the “CCAA filing”). Any excess cash not used by the Monitor at the completion of the CCAA filing will be returned to the Company. As at August 31, 2012, the Company has a contingent returnable consideration receivable of $1.2 million in accounts receivable on the consolidated statement of financial position (August 31, 2011 - $3.0 million, September 1, 2010 - $4.7 million).

The Company incurred additional acquisition costs of $1.2 million during the year ended August 31, 2011, which were charged to acquisition costs in the consolidated statement of operations.

4.	DIVESTITURES AND DISCONTINUED OPERATIONS

On October 18, 2011, the Company entered into an asset purchase agreement with affiliates of Glacier Media Inc. (the “Transaction”) to sell substantially all of the assets and liabilities of the Lower Mainland Publishing Group, the Victoria Times Colonist and the Vancouver Island Newspaper Group, collectively herein referred to as the Disposed Properties. The Disposed Properties are all within the Newspaper segment. On November 30, 2011, the Company completed the Transaction.

Details of the Transaction and the gain on sale of discontinued operations are as follows:

Consideration (1)
Purchase price	86,500
Working capital adjustment and other items	1,450
Transaction costs	(610)

Net proceeds	87,340

Carrying value of net assets disposed
Current Assets
Accounts receivable	17,023
Inventory	568
Prepaid expenses and other assets	428
Non-Current Assets
Property and equipment (note 9)	27,333
Other assets	804
Intangible assets (note 10)	25,231
Goodwill	12,593

Total assets	83,980

Current Liabilities
Accounts payable and accrued liabilities	9,485
Deferred revenue	2,202
Non-Current Liabilities
Other non-current liabilities (note 15)	2,062

Total liabilities	13,749

Carrying value of net assets disposed	70,231

Gain on sale of discontinued operations, net of tax of nil	17,109

(1)

In accordance with the terms and conditions of the Senior Secured Term Loan Credit Facility (“Term Loan Facility”), the Company was required to repay amounts outstanding with the net proceeds of the Transaction (note 14).

As a result of the Transaction, the Company has presented the results of the Disposed Properties as discontinued operations and as such, the consolidated statement of operations and consolidated statement of comprehensive loss for the year ended August 31, 2011 have been revised to reflect this change in presentation. The consolidated statements of financial position as at August 31, 2011 and September 1, 2010 and the consolidated statement of cash flows for the year ended August 31, 2011 have not been revised.

Net earnings from discontinued operations for the years ended August 31, 2012 and 2011 are summarized as follows:

	2012 (1)	2011
Revenues
Print advertising	27,090	100,531
Print circulation	3,495	14,688
Digital	956	3,232
Other	535	1,786

Total revenues	32,076	120,237
Expenses
Compensation	12,756	50,026
Newsprint	1,218	4,702
Distribution	5,117	20,218
Other operating	7,611	28,415

Operating income before depreciation, amortization and restructuring (note 5)	5,374	16,876
Depreciation (note 9)	163	2,184
Amortization (note 10)	55	684
Restructuring and other items (note 13)	57	3,397

Operating income	5,099	10,611
Interest expense (2)	8,148	8,031
Net financing expense related to employee benefit plans (note 15)	7	17
Gain on disposal of property and equipment (note 9)	—	(1)
Foreign currency exchange gains	—	(1)
Gain on sale of discontinued operations	(17,109)	—

Earnings before income taxes	14,053	2,565
Provision for income taxes (note 18)	—	—

Net earnings from discontinued operations	14,053	2,565

(1)	The Transaction was completed on November 30, 2011, as a result net earnings from discontinued operations for the year ended August 31, 2012 relate only to the three months ended November 30, 2011.
(2)

The Company has allocated interest expense to discontinued operations representing the portion of interest expense related to the Term Loan Facility that was repaid as a result of the Transaction. During the year ended August 31, 2012, the Company allocated interest expense of $1.8 million to discontinued operations (2011 - $8.0 million). In addition, during the year ended August 31, 2012, the repayment of the Term Loan Facility with the proceeds of the Transaction resulted in additional interest expense representing an acceleration of unamortized financing fees and discounts of which $6.4 million has been allocated to discontinued operations (2011 – nil) (note 14).

Cash flows from discontinued operations for the years ended August 31, 2012 and 2011 are summarized as follows:

	2012	2011
Cash flows from operating activities	2,275	987
Cash flows from investing activities (1)	(2,275)	(987)
Cash flows from financing activities	—	—

Cash flows from discontinued operations	—	—

(1)

The cash flows from discontinued operations are transferred to the Company through a centralized cash management system resulting in cash flows from discontinued operations for the years ended August 31, 2012 and 2011 of nil.

5.	OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND RESTRUCTURING

The Company presents operating income before depreciation, amortization and restructuring, in the consolidated statement of operations, to assist users in assessing financial performance. The Company’s management and Board use this measure to evaluate consolidated operating results as well as the results of its segments and to assess the ability of the Company to incur and service debt. In addition, this measure is used to make operating decisions as it is an indicator of how much cash is being generated by the Company and assists in determining the need for additional cost reductions, evaluation of personnel and resource allocation decisions. Operating income before depreciation, amortization and restructuring is referred to as an additional IFRS measure and may not be comparable to similar measures presented by other companies.

6.	(GAIN) LOSS ON DERIVATIVE FINANCIAL INSTRUMENTS

The Company’s (gain) loss on derivative financial instruments for the years ended August 31, 2012 and 2011 is comprised of the following:

	2012	2011
(Gain) loss on fair value swap not designated as a hedge (note 14)	(13,396)	16,883
Realized loss on settlement of cash flow swaps designated as hedges (1)	2,133	—
Loss on settlement of cash flow swaps designated as hedges (1)	607	—
Realized loss on settlement of fair value swap not designated as a hedge (2)	8,843	—
Contractual cash interest settlement on fair value swap not designated as a hedge (3)	2,806	6,004
Gain on embedded derivatives (note 14)	(9,625)	(1,473)

(Gain) loss on derivative financial instruments	(8,632)	21,414

(1)

On January 20, 2012 and August 16, 2012, foreign currency interest rate swaps designated as cash flow hedges with notional amounts of outstanding of US$10.0 million and US$40.8 million were settled for cash consideration of $0.7 million and $0.6 million, respectively, resulting in a loss of $0.7 million and $1.3 million, respectively. In addition, on August 16, 2012, the Company paid $0.8 million related to the amendment of the foreign currency interest rate swap designated as a cash flow hedge (note 14).

(2)	On August 16, 2012, the foreign currency interest rate swap not designated as a hedge with a notional amount of US$139.5 million was settled for cash consideration of $8.8 million (note 14).
(3)

During the year ended August 31, 2012, the Company made quarterly contractual interest settlements on the foreign currency interest rate swap not designated as a hedge of $2.8 million until it was settled on August 16, 2012 (2011 - $4.2 million). In addition, during the year ended August 31, 2011, the Company paid $1.8 million related to an amendment of the foreign currency interest rate swap not designated as a hedge. (note 14).

During the year ended August 31, 2012, no ineffectiveness was recognized in the consolidated statement of operations related to the Company’s cash flow hedges (2011 – nil).

7.	DERIVATIVE FINANCIAL INSTRUMENTS

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Assets
Embedded derivatives (notes 14 and 20)	24,108	13,817	12,344
Foreign currency interest rate swap - not designated as a hedge (notes 14 and 20)	—	—	3,487

	24,108	13,817	15,831
Less portion receivable within one year	—	—	—

Non-current derivative financial instruments	24,108	13,817	15,831

Liabilities
Foreign currency interest rate swaps - designated as cash flow hedges (1) (notes 14 and 20)	18,438	30,004	4,243
Foreign currency interest rate swap - not designated as a hedge (notes 14 and 20)	—	13,396	—

	18,438	43,400	4,243
Less portion due within one year	(6,069)	(12,307)	(3,685)

Non-current derivative financial instruments	12,369	31,093	558

(1)

The notional principal amounts outstanding on the foreign currency interest rate swaps designated as cash flow hedges as at August 31, 2012 were US$265.0 million (August 31, 2011 - US$323.1 million, September 1, 2010 – US$275.0 million). During the year ended August 31, 2012, foreign currency exchange gains of $3.2 million (2011 – foreign currency exchange losses of $24.2 million) were reclassified to the consolidated statement of operations from accumulated other comprehensive loss, representing foreign currency exchange gains on the notional amount of the cash flow hedging derivatives. These amounts were offset by foreign currency exchange losses recognized on the US dollar denominated 12.50% Senior Secured Notes due 2018 (“Second-Lien Notes”) and the hedged portion of the Term Loan Facility. During the year ended August 31, 2012, a loss of $8.1 million (2011 - $8.0 million) was reclassified from accumulated other comprehensive loss to interest expense in the consolidated statement of operations related to the effect of the derivative financial instruments on the Company’s interest expense. Based on the notional amount outstanding as at August 31, 2012 of US$265.0 million, the unrealized loss on valuation of derivative financial instruments that will be reclassified from accumulated other comprehensive loss to interest expense in the consolidated statement of operations, over the next twelve months is $7.1 million. Subsequent to August 31, 2012, the Company settled a notional amount outstanding of US$97.5 million of the foreign currency interest rate swap which was designated as a cash flow hedge (note 27).

8.	INVENTORY

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Newsprint	2,762	4,321	5,038
Other	1,067	1,513	1,149

Total inventory	3,829	5,834	6,187

No inventories were carried at net realizable value at August 31, 2012, August 31, 2011, or September 1, 2010.

9.	PROPERTY AND EQUIPMENT

	Land	Buildings and leaseholds	Computer hardware	Machinery and equipment	Total
Cost
September 1, 2010	65,760	148,696	8,711	136,595	359,762
Additions	—	1,911	4,156	5,596	11,663
Disposals	(220)	(76)	(56)	(1,197)	(1,549)
Other adjustments	—	3	131	1	135

August 31, 2011	65,540	150,534	12,942	140,995	370,011
Additions	—	2,046	4,140	2,041	8,227
Disposals	—	(30)	(125)	(136)	(291)
Disposals - discontinued operations (note 4)	(7,251)	(17,359)	(173)	(5,161)	(29,944)
Transfer - asset held for sale	(5,300)	(18,639)	—	—	(23,939)
Other adjustments	—	—	(147)	—	(147)

August 31, 2012	52,989	116,552	16,637	137,739	323,917

Accumulated depeciation
September 1, 2010	—	(1,348)	(1,120)	(2,100)	(4,568)
Depreciation	—	(9,048)	(4,827)	(15,324)	(29,199)
Disposals	—	47	55	57	159
Other adjustments	—	—	(135)	—	(135)

August 31, 2011	—	(10,349)	(6,027)	(17,367)	(33,743)
Depreciation	—	(8,390)	(3,373)	(14,557)	(26,320)
Disposals	—	6	116	75	197
Disposals - discontinued operations (note 4)	—	1,052	113	1,446	2,611
Transfer - asset held for sale	—	800	—	—	800
Other adjustments	—	—	29	—	29

August 31, 2012	—	(16,881)	(9,142)	(30,403)	(56,426)

Net carrying value
September 1, 2010	65,760	147,348	7,591	134,495	355,194
August 31, 2011	65,540	140,185	6,915	123,628	336,268
August 31, 2012	52,989	99,671	7,495	107,336	267,491

On June 26, 2012, the Company entered into an agreement of purchase and sale to sell the land and building located at 1450 Don Mills Road in Don Mills, Ontario for gross proceeds of $24 million. The sale closed on October 12, 2012. As at August 31, 2012, the land and building had a net carrying value of $23.1 million which has been reclassified from property and equipment to asset held-for-sale on the consolidated statement of financial position. The net proceeds from the sale will be used for a mandatory redemption of $23.2 million aggregate principal amount of 8.25% Senior Secured Notes due 2017 (“First-Lien Notes”) at par in accordance with the terms and conditions of the First-Lien Notes indenture. The purchase and sale agreement includes a lease-back of the property to the Company for a period of 18 to 24 months while new accommodations are readied for relocation.

10.	INTANGIBLE ASSETS

	Finite Life				Indefinite Life
	Software	Subscribers	Customer relationships	Domain names	Mastheads	Domain names	Total
Cost
September 1, 2010	37,575	148,300	12,200	7,105	248,550	29,975	483,705
Additions
Internally developed	718	—	—	—	—	—	718
Purchased	7,992	—	—	26	—	—	8,018
Disposals	(73)	—	—	—	—	—	(73)
Other adjustments	(135)	—	—	—	—	—	(135)

August 31, 2011	46,077	148,300	12,200	7,131	248,550	29,975	492,233
Additions
Internally developed	702	—	—	—	—	—	702
Purchased	5,570	—	—	460	—	—	6,030
Disposals	(2,581)	—	—	—	—	—	(2,581)
Disposals - discontinued operations (note 4)	(1,297)	(2,600)	(366)	—	(19,450)	(2,528)	(26,241)
Other Adjustments	147	—	—	—	—	—	147

August 31, 2012	48,618	145,700	11,834	7,591	229,100	27,447	470,290

Accumulated amortization
September 1, 2010	(2,065)	(4,099)	(276)	(65)	—	—	(6,505)
Amortization	(13,162)	(29,624)	(2,632)	(475)	—	—	(45,893)
Disposals	62	—	—	—	—	—	62
Other adjustments	135	—	—	—	—	—	135

August 31, 2011	(15,030)	(33,723)	(2,908)	(540)	—	—	(52,201)
Amortization	(11,330)	(29,227)	(2,566)	(498)	—	—	(43,621)
Disposals	2,413	—	—	—	—	—	2,413
Disposals - discontinued operations (note 4)	264	634	112	—	—	—	1,010
Other Adjustments	(29)	—	—	—	—	—	(29)

August 31, 2012	(23,712)	(62,316)	(5,362)	(1,038)	—	—	(92,428)

Net carrying value
September 1, 2010	35,510	144,201	11,924	7,040	248,550	29,975	477,200
August 31, 2011	31,047	114,577	9,292	6,591	248,550	29,975	440,032
August 31, 2012	24,906	83,384	6,472	6,553	229,100	27,447	377,862

Amortization expense for the next five years related to the definite life intangibles is expected to be approximately: 2013 - $42.1 million, 2014 - $36.9 million, 2015 - $30.0 million, 2016 - $2.8 million, 2017 -$2.1 million.

11.	IMPAIRMENT TESTING OF GOODWILL AND INDEFINITE LIFE INTANGIBLE ASSETS

The Company’s annual impairment testing for goodwill and indefinite life intangible assets is performed on June 30th of each year based on management’s best estimates of market participant assumptions including weighted average cost of capital (“WACC”). An impairment is recorded when the recoverable amount of a CGU is less than its carrying amount. For the purpose of goodwill impairment testing, goodwill is allocated to each CGU or group of CGUs (herein referred to as Goodwill CGUs), based on the level at which management internally monitors goodwill, which is the operating segment level. Individual CGU’s are primarily individual newspapers.

Goodwill impairment analysis

The annual goodwill impairment testing during the year ended August 31, 2012, was determined by assessing the recoverable amount of each Goodwill CGU. The recoverable amount is the higher of fair value less costs to sell and value in use. Where the recoverable amount of each Goodwill CGU is less than the carrying amount, an impairment loss is recognized. Fair value less costs to sell was determined by utilizing a discounted cash flow approach using cash flow projections which are based upon financial forecasts prepared by management covering a three year period. The future cash flows are based on management’s best estimate using market participant assumptions considering historical and expected operating plans, current strategies, economic conditions, and the general outlook for the industry and markets in which the Goodwill CGUs operate. Cash flows beyond the three year period are extrapolated using the estimated growth rates stated below. The Company has concluded that there were no impairments as a result of the testing for the years ended August 31, 2012, August 31, 2011 and as at September 1, 2010. As at August 31, 2012, the reasonable range of recoverable amounts for the Newspaper Goodwill CGU, based on the high end of the range, was greater than it’s carrying value by an excess of $100.0 million (or 11.0%). For the Newspaper Goodwill CGU, if the terminal growth rate were to decline by approximately 2.0% or if the discount rate were to increase by approximately 1.0%, assuming a constant cash flow margin, the carrying amount would exceed the reasonable range for the recoverable amount. For the Digital Media Goodwill CGU no reasonably possible change in assumption would cause the recoverable amount to fall below the carrying value. The Company considered the reasonability of the fair value less cost to sell models, calculated using the discounted cash flow approach, by comparing them to trading value and transaction multiples with other companies in the industry and found the results under the discounted cash flow to be reasonable. Management has developed certain cost saving initiatives which have been incorporated in the financial forecasts noted above. If these initiatives are not successful the forecasted operating cash flows may be reduced which may result in an impairment and such impairment, if any, may be material.

Indefinite life intangible asset impairment analysis

The indefinite life intangible assets, including mastheads and newspaper domain names, do not generate independent cash inflows, accordingly such assets are tested at the CGU level. Fair value less costs to sell was determined by utilizing a discounted cash flow approach using cash flow projections which are based upon financial forecasts prepared by management covering a three year period. The future cash flows are based on management’s best estimate using market participant assumptions considering historical and expected operating plans, current strategies, economic conditions, and the general outlook for the industry and markets in which the CGUs operate. Cash flows beyond the three year period are extrapolated using the estimated growth rates stated below. The Company has concluded that there were no impairments as a result of the testing for the years ended August 31, 2012, August 31, 2011 and as at September 1, 2010. As at August 31, 2012, the reasonable range of recoverable amounts for all CGU’s were significantly in excess of their carrying values except for two individual CGUs. For one CGU the recoverable amount, at the high end of the range, was equal to its carrying value and a change in either the discount rate or terminal growth rate, assuming a constant cash flow margin, would cause the CGU to be impaired. For the other CGU the recoverable amount, at the high end of the range, was in excess of its carrying value by $1.9 million (or 4.3%) and if the terminal growth rate were to decline by approximately 0.5% or if the discount rate were to increase by approximately 0.5%, assuming a constant cash flow margin, the carrying amount of this CGU would exceed the reasonable range for the recoverable amount. For all other CGUs, no reasonably possible change in assumption would cause the recoverable amount to fall below the carrying value. The Company considered the reasonability of the fair value less cost to sell models, calculated using the discounted cash flow approach, by comparing them to trading value and transaction multiples with other companies in the industry and found the results under the discounted cash flow to be reasonable. Management has developed certain cost saving initiatives which have been incorporated in the financial forecasts noted above. If these initiatives are not successful the forecasted operating cash flows may be reduced resulting in an impairment in certain CGUs and such impairment may be material.

The allocation of goodwill and indefinite life intangible assets as at August 31, 2012, August 31, 2011 and September 1, 2010 by Goodwill CGU and the key assumptions used for the calculations of recoverable amounts for August 31, 2012, August 31, 2011 and September 1, 2010 are as follows:

	Newspaper	Digital Media	Total
Indefinite life intangible assets
August 31, 2012	256,547	—	256,547
August 31, 2011	278,525	—	278,525
September 1, 2010	278,525	—	278,525
Goodwill
August 31, 2012	201,500	22,000	223,500
August 31, 2011	214,093	22,000	236,093
September 1, 2010	214,093	22,000	236,093
Key assumptions
Discount rate (1)
August 31, 2012	13.2%	13.2%
August 31, 2011	13.4%	13.4%
September 1, 2010	14.5%	14.5%
Terminal growth rate (2)
August 31, 2012	0.0%	0.0%
August 31, 2011	1.0%	1.0%
September 1, 2010	1.0%	1.0%

(1)

The discount rate represents a WACC for comparable companies operating in the Company’s industry, based on publicly available information. The WACC is a market participant estimate of the overall required rate of return on an investment for both debt and equity owners and serves as the basis for developing an appropriate discount rate. Determination of the WACC requires separate analysis of the cost of equity and debt, and considers a market participant risk premium based on an assessment of risks related to the projected cash flows of the Company’s CGUs.

(2)	The terminal growth rate does not exceed the long-term terminal growth rate for the business in which the CGU or group of CGUs operates.

12.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Trade accounts payable	9,973	8,330	12,705
Accrued liabilities	49,065	63,228	72,474
Accrued interest on long-term debt	6,230	5,526	6,844

Accounts payable and accrued liabilities	65,268	77,084	92,023

13.	PROVISIONS

	Restructuring (a)	Other provisions (b)	Total
Provisions as at September 1, 2010	16,799	5,656	22,455
Net charges	41,895	194	42,089
Payments	(49,486)	(2,051)	(51,537)

Provisions as at August 31, 2011	9,208	3,799	13,007
Less portion due within one year	(9,208)	(2,300)	(11,508)

Non-current provisions	—	1,499	1,499

Provisions as at August 31, 2011	9,208	3,799	13,007
Net charges	39,520	1,211	40,731
Payments	(20,975)	(1,287)	(22,262)

Provisions as at August 31, 2012	27,753	3,723	31,476
Less portion due within one year	(27,753)	(2,135)	(29,888)

Non-current provisions	—	1,588	1,588

(a) Restructuring

During the three months ended May 31, 2012, the Company began implementing the initial phase of a three year business transformation project aimed at significantly reducing legacy newspaper infrastructure costs. The restructuring initiatives, consisting of a series of involuntary and voluntary terminations, are primarily in the Newspaper segment.

(b) Other provisions

Other provisions include unfavorable lease contracts, equipment removal and facility restoration costs, as well as provisions for certain claims and grievances which have been asserted against the Company.

14.	LONG-TERM DEBT

				As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
	Maturity	Principal (**)	Financing fees, discounts and other	Carrying value of debt	Carrying value of debt	Carrying value of debt
8.25% Senior Secured Notes (1)	August 2017	250,000	5,866	244,134	—	—
12.5% Senior Secured Notes (US$268.6M) (2)	July 2018	264,794	9,026	255,768	259,136	282,699
Senior Secured Term Loan Credit Facility (3)
Tranche C	July 2016	—	—	—	313,162	—
US Tranche	July 2016	—	—	—	—	261,732
Canadian Tranche	January 2015	—	—	—	—	101,600
Senior Secured Asset-Based Revolving Credit Facility (4)	July 2014	—	—	—	—	—

Total long-term debt				499,902	572,298	646,031
Less portion due within one year				(32,153)	(16,862)	(13,499)

Long-term debt				467,749	555,436	632,532

(**)	- US$ principal translated at August 31, 2012 exchange rates, as applicable.

(1)	8.25% Senior Secured Notes due 2017 (“First-Lien Notes”)

On August 16, 2012, Postmedia Network issued $250.0 million in aggregate principal amount of First-Lien Notes. The effective interest rate that amortizes the initial First-Lien Notes carrying value of $244.1 million, which includes a $0.7 million embedded derivative offset by financing fees of $6.6 million, based on the estimated future cash flows is 9.4%. The First-Lien Notes are secured on a first priority basis by substantially all of the assets of Postmedia Network and the assets of the Company (“First-Lien Notes Collateral”), with the exception of those assets comprising the ABL Collateral (defined below) and, on a second-priority basis by the ABL Collateral. The First-Lien Notes are subject to minimum annual principal redemptions equal to 5% of the original principal amount. The annual principal redemptions are payable in semi-annual instalments of $6.25 million on April 30 and October 31 of each year, with the exception of the first instalment which will be $8.9 million and will be paid on April 30, 2013. Interest will accrue from the date of issuance and is payable semi-annual in arrears on April 30 and October 31 of each year, with the exception of the first instalment which will be paid on April 30, 2013. The Company is also required to redeem an aggregate principal amount of First-Lien Notes equal to the net available cash from the sale of the land and building at 1450 Don Mills Road in Don Mills, Ontario of $23.2 million (note 9). After February 28, 2013, if the consolidated First-Lien Notes leverage ratio exceeds 2:1, the Company is obligated to make a mandatory First-Lien Notes excess cash flow offer, calculated based on 50% of the Company’s excess cash flow, to redeem a portion of the First-Lien Notes.

Other than as described above, the Company is not required to make any other mandatory payments with respect to the First-Lien Notes. The Company may, at its option, redeem all or part of the First-Lien Notes at any time prior to August 16, 2015 at a make whole price, and at a premium of 6.188% for the twelve month period beginning on August 16, 2015, and a premium of 4.125% for the twelve month period beginning on August 16, 2016. Additionally, under certain circumstances the Company may redeem up to 35% of the aggregate principal amount of the First-Lien Notes at a premium equal to 8.25%. Certain of the prepayment options represent an embedded derivative that is to be accounted for separately at fair value. The initial carrying amount of the long-term debt represents the residual balance after bifurcating the embedded derivative. On August 16, 2012, the embedded derivative asset had a fair value of $0.7 million. As at August 31, 2012 the embedded derivative asset has a fair value of $0.8 million which is recorded on the consolidated statement of financial position in derivative financial instruments (note 7). The resulting gain on this embedded derivative of $0.1 million has been recorded in (gain) loss on derivative instruments in the consolidated statement of operations for the twelve months ended August 31, 2012 (note 6).

Prior to August 16, 2015, the Company has the right to redeem up to 5% annually of the original principal amount of the First-Lien Notes at a premium of 3% (the “Special Call Right”), provided that the total cumulative redemption is no greater than 15% of the original principal amount of the First-Lien Notes.

The First-Lien Notes are also subject to covenants that restrict the ability to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock, make loans and investments, sell assets, incur certain liens, enter into certain transactions with affiliates, alter the businesses it conducts, enter into agreements restricting its subsidiaries’ ability to pay dividends and consolidate, merge or sell all or substantially all of its assets.

(2)	12.50% Senior Secured Notes due 2018 (“Second-Lien Notes”)

As at August 31, 2012, Postmedia Network has US$268.6 million (CDN$264.8 million) of Second-Lien Notes outstanding (August 31, 2011 - US$275.0 million (CDN$269.3 million), September 1, 2010 US$275.0 million (CDN$293.3 million)). The effective interest rate of the Second-Lien Notes which amortizes the initial financing fees, discounts and other based on the estimated future cash flows is 13.3%. The Second-Lien Notes are secured on a second priority basis by the First-Lien Notes Collateral and on a third priority basis by the ABL Collateral (defined below). On January 20, 2012, the Company repurchased and retired US$6.4 million of the Second-Lien Notes for total cash consideration of $6.3 million (US$6.2 million) and as such the Company has recorded a gain of $0.1 million which is recorded in interest expense in the consolidated statement of operations during the year ended August 31, 2012 (2011 – nil).

The Second-Lien Notes have a variable prepayment option subject to a premium of 6.25% for the period July 15, 2014 to July 14, 2015, 3.125% for the period July 15, 2015 to July 14, 2016 and nil thereafter. Additionally, under certain conditions the Company can redeem up to 35% of the original principal amount of the Second-Lien Notes prior to July 15, 2014 for a premium of 12.5% or the Company can redeem the Second-Lien Notes upon the payment of a customary make-whole premium. Certain of the prepayment options represent an embedded derivative that is accounted for separately at fair value. As at August 31, 2012, the embedded derivative asset has a fair value of $23.3 million (August 31, 2011 - $13.8 million, September 1, 2010 - $12.3 million), which is recorded on the consolidated statement of financial position in derivative financial instruments (note 7). During the year ended August 31, 2012 the Company recorded a gain of $9.5 million (2011 - $1.5 million) in (gain) loss on derivative financial instruments in the consolidated statement of operations related to this embedded derivative (note 6).

The Company has a foreign currency interest rate swap with a notional amount of US$265.0 million outstanding at August 31, 2012 (August 31, 2011 and September 1, 2010 - US$275.0 million). The foreign currency interest rate swap has a fixed currency exchange rate of US$1:$1.035, a fixed interest rate of 14.78% and terminates on July 15, 2014 and includes a final exchange of the principal amount on that date. The Company has designated this hedging arrangement as a cash flow hedge and its fair value as at August 31, 2012, a liability of $18.4 million (August 31, 2011 - $28.4 million, September 1, 2010 - $4.2 million), is recorded in the consolidated statement of financial position in derivative financial instruments (note 7). This cash flow hedge was 100% effective at August 31, 2012. On January 20, 2012, in conjunction with the retirement of US$6.2 million of the Second-Lien Notes, the Company settled a notional amount of US$10.0 million of the foreign currency interest rate swap associated with the Second-Lien Notes for cash consideration of $0.7 million. As a result of this settlement, during the year ended August 31, 2012 the Company reclassified a loss of $0.7 million (2011 – nil) from accumulated other comprehensive income to gain (loss) on derivative financial instruments in the consolidated statement of operations (note 6). On August 16, 2012, the issuance of the First-Lien Notes and the repayment of the Term Loan Facility gave rise to a potential termination event under the foreign currency interest rate swap agreement (the “Swap Agreement”). As a result, the Company entered into negotiations to amend the terms of the existing Swap Agreement. During August 2012, the Company amended the Swap Agreement on a notional amount of US$167.5 million for cash consideration of $0.8 million and charged it to the consolidated statement of operations in (gain) loss on derivative financial instruments (2011 – nil) (note 6). Subsequent to August 31, 2012, the Company unwound the remaining notional amount of US$97.5 million of this foreign currency interest rate swap for cash consideration of $9.6 million (note 27).

The Second-Lien Notes are subject to covenants that restrict the ability to incur additional indebtedness, pay dividends or make other distributions or repurchase or redeem certain indebtedness or capital stock, make loans and investments, sell assets, incur certain liens, enter into certain transactions with affiliates, alter the businesses it conducts, enter into agreements restricting its subsidiaries’ ability to pay dividends and consolidate, merge or sell all or substantially all of its assets.

(3)	Senior Secured Term Loan Credit Facility (“Term Loan Facility”)

On August 16, 2012, the Term Loan Facility was repaid in full in the amount of US$240.0 million (CDN$238.3 million), funded from the proceeds of the First-Lien Notes. As a result during the year ended August 31, 2012, the Company charged a total of $9.2 million to the consolidated statement of operations as a loss on debt repayment which represents unamortized discounts and financing fees related to Tranche C of the Term Loan Facility.

On August 16, 2012, in conjunction with the repayment of the Term Loan Facility, the Company paid $8.8 million to settle the amortizing foreign currency interest rate swap which hedged the principal payments on a notional amount of US$139.5 million (August 31, 2011 - US$180.0 million, September 1, 2010 - US$225.0 million) on Tranche C, at a fixed currency exchange rate of US$1:$1.035 until July 2014 and converted the interest rate on the notional Canadian principal amount to bankers acceptance rates plus 7.07%. As a result of this settlement, during the year ended August 31, 2012, the Company recorded a loss of $8.8 million (2011 – nil) which is recorded in gain (loss) on derivative financial instruments in the consolidated statement of operations (note 6). During the year ended August 31, 2011, the Company paid $1.8 million related to an amendment of the foreign currency interest rate swap and charged it to the consolidated statement of operations in (gain) loss on derivative financial instruments (note 6). The Company had not designated this swap as a hedge and as a result changes in fair value were recognized in (gain) loss on derivative financial instruments in the consolidated statement of operations (note 6). As at August 31, 2011, a liability of $13.4 million (September 1, 2010 – an asset of $3.5 million), representing the fair value of this swap, was recorded on the consolidated statement of financial position in derivative financial instruments (note 7).

On August 16, 2012, in conjunction with the repayment of the Term Loan Facility, the Company paid $0.6 million to settle the amortizing foreign currency interest rate swap which hedged the principal payments on a notional amount of US$40.8 million (August, 31, 2011 - US$48.1 million, September 1, 2010 – nil) on Tranche C, at a fixed currency exchange rate of US$1:$0.9845 and a fixed interest rate of 8.66% until May 2015. As a result of this settlement, during the year ended August 31, 2012, the Company reclassified a loss of $1.2 million (2011 – nil) from accumulated other comprehensive loss to gain (loss) on derivative financial instruments in the consolidated statement of operations (note 6). The Company had designated this hedging arrangement as a cash flow hedge. As at August 31, 2011, a liability of $1.6 million (September 1, 2010 – nil), representing the fair value of this swap, was recorded on the consolidated statement of financial position in derivative financial instruments (note 7).

In accordance with the terms and conditions of the Term Loan Facility, on November 30, 2011 the proceeds from the sale of the Disposed Properties were used to make a principal payment of US$84.6 million (CDN$86.5 million) on Tranche C. The Company accounted for Tranche C at amortized cost using the effective interest rate method and as a result of this repayment the Company recalculated the carrying amount of Tranche C as at November 30, 2011 to reflect the actual and revised estimates of expected future cash flows. As a result of such recalculation during the year ended August 31, 2012, the Company charged a total of $6.9 million to interest expense in the consolidated statement of operations representing an acceleration of unamortized financing fees and discounts of Tranche C. Of this amount, $6.4 million was allocated to interest expense of discontinued operations as this portion related to the repayment due to the sale of the Disposed Properties (note 4).

As at August 31, 2011, the Term Loan Facility included Tranche C of US$340.0 million (CDN$333.0 million) (September 1, 2010 – nil), a US dollar term loan (the “US Tranche”) of nil (September 1, 2010 – US$267.5 million (CDN$285.3 million)), a Canadian dollar term loan (the “Canadian Tranche”) of nil (September 1, 2010 – $110.0 million), and up to US$50 million in incremental term loan facilities. As at August 31, 2011, the Company had not drawn on the incremental term loan facilities (September 1, 2010 – nil). The Term Loan Facility was secured on a first priority basis by substantially all the assets of Postmedia Network and the assets of the Company, with the exception of those assets comprising the ABL Collateral (defined below) and on a second-priority basis by the ABL Collateral. In addition to the minimum principal repayments described below, the Company was subject to a mandatory prepayment of the Term Loan Facility with respect to any net cash proceeds of asset sales or issuance of indebtedness and 75% of excess cash flow for each fiscal year subject to adjustments for prepayments and leverage ratios. Such mandatory payments permanently reduced the availability under the Term Loan Facility. Voluntary prepayments were permitted and reduced the quarterly minimum payments and excess cash flow payments for the fiscal year and permanently reduced the availability under the Term Loan Facility. The Company was subject to certain financial and non-financial covenants under the Term Loan Facility. The Term Loan Facility required compliance with financial covenants including a consolidated interest coverage ratio test, a consolidated total leverage ratio test and a consolidated first lien indebtedness leverage ratio test. Among other restrictions the Term Loan Facility restricted dividend payments to an aggregate amount not to exceed $10.0 million over the life of the agreement, provided that the specified coverage ratios were satisfied and the Company was not in default subject to specified exceptions.

On April 4, 2011, the Company entered into an agreement with its lenders which amended certain terms of the Term Loan Facility. The amounts then outstanding under the original agreement, including the US Tranche of $238.0 million (US$247.0 million) and the Canadian Tranche of $107.3 million were repaid and replaced with Tranche C. Tranche C was issued for US$365.0 million (CDN$351.7 million), at a discount of 0.25%, for net proceeds of $350.8 million, before financing fees of $5.4 million. At the time of the repayment the Company determined that the refinancing of the US Tranche was partially an extinguishment and partially a modification other than an extinguishment and the refinancing of the Canadian Tranche was an extinguishment. As a result during the year ended August 31, 2011, the Company charged a total of $11.0 million to the consolidated statement of operations as a loss on debt repayment which included $1.4 million of costs that occurred on settlement and $9.6 million of unamortized discounts and financing fees. Tranche C bore interest at Libor, with a floor of 1.25%, plus 5%. The effective interest rate of Tranche C which amortized the initial financing fees and discounts based on the estimated future cash flows, including estimated optional repayments, was 8.4%. As at August 31, 2011 the Libor rate was less than 1.25%, resulting in the base rate being set at the floor of 1.25%. Tranche C was subject to quarterly minimum principal repayments equal to 0.625% of the initial outstanding principal for the first two installments, 1.25% for the next four installments, 2.5% for the next four installments and 3.75% for the next eleven installments, with any remaining principal due and payable at maturity.

(4)	Senior secured asset-based revolving credit facility

The Company has a revolving senior secured asset-based revolving credit facility for an aggregate amount of up to $60 million, including a $10 million letter of credit sub-facility, (the “ABL Facility”). The ABL Facility is secured on a first-priority basis by accounts receivable, cash and inventory of Postmedia Network and any related assets of the Company (the “ABL Collateral”) and on a third priority basis by the First-Lien Notes Collateral. The ABL Facility currently bears interest at either bankers acceptance rates plus 3.75% or Canadian prime plus 2.75%. The proceeds of the loans under the ABL Facility are permitted to be used to finance the working capital needs and general corporate purposes of the Company. There are limitations on the Company’s ability to incur the full $60 million of commitments under the ABL Facility. Availability is limited to the lesser of a borrowing base and $60 million, less an excess availability amount of $15 million. As a result, the maximum availability under the ABL Facility is no greater than $45 million. As at August 31, 2012, the Company had no amounts drawn on the ABL Facility (August 31, 2011 and September 1, 2010 – nil) and had availability of $23.3 million (August 31, 2011 - $37.3 million). Included in other assets on the consolidated statement of financial position as at August 31, 2012 are financing fees of $1.5 million (August 31, 2011 - $2.3 million, September 1, 2010 - $3.2 million) with respect to the ABL Facility. Amortization expense in respect of the financing fees of $0.8 million for the year ended August 31, 2012 (2011 - $0.8 million) is recorded in interest expense in the consolidated statement of operations.

Principal undiscounted minimum payments of long-term debt, based upon terms and conditions existing at August 31, 2012 are as follows:

2013	32,153
2014	12,500
2015	12,500
2016	12,500
2017	180,347
Thereafter	264,794

514,794

Aggregate interest expense relating to long-term debt for the year ended August 31, 2012 was $72.6 million (2011 - $79.1 million), which includes interest expense allocated to discontinued operations of $8.1 million (2011 - $8.0 million) (note 4).

15.	EMPLOYEE BENEFIT PLANS

The Company has a number of funded and unfunded defined benefit plans that include pension benefits, post-retirement benefits, and other long-term employee benefits as well as a defined contribution pension benefit plan. The defined benefit pension plans are registered under the Ontario Pension Benefits Act, 1987 and provide benefits upon retirement, termination or death based upon years of service and final average salary. The post-retirement benefit plans are non-contributory and include health and life insurance benefits available to eligible retired employees. The other long-term benefit plans are non-contributory and include disability, health and life insurance benefits available to eligible active employees. The Company pays contributions to the defined contribution pension benefit plan which provides benefits upon retirement to eligible employees.

The net benefit obligation related to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans recorded in other non-current liabilities on the consolidated financial position as at August 31, 2012, August 31, 2011 and September 1, 2010 are as follows:

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Pension benefits	91,243	51,926	83,400
Post-retirement benefits	59,552	52,953	52,395
Other long-term employee benefits	17,207	16,580	18,083

Net defined benefit plan obligation	168,002	121,459	153,878

Changes to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans benefit obligations and the fair value of plan assets for the year ended August 31, 2012 and 2011 are as follows:

	Pension benefits		Post-retirement benefits		Other long-term employee benefits
	2012	2011	2012	2011	2012	2011
Change in benefit obligations
Benefit obligations, beginning of year	388,225	390,430	55,124	52,395	16,580	18,083
Current service cost	10,325	12,848	1,752	1,812	2,311	2,046
Interest cost	20,561	21,007	3,041	2,903	705	744
Employee contributions	4,490	5,102	—	—	—	—
Actuarial losses (gains)	63,161	(19,630)	3,812	(676)	(582)	(1,955)
Benefits paid	(20,339)	(19,654)	(2,254)	(1,813)	(1,807)	(2,338)
Disposal of discontinued operations (note 4)	(15,100)	—	—	—	—	—
Past service costs	—	—	—	2,291	—	—
Curtailment gains (1)	(4,108)	(1,878)	—	(1,788)	—	—

Benefit obligations, end of year	447,215	388,225	61,475	55,124	17,207	16,580

Change in fair value of plan assets
Fair value of plan assets, beginning of year	340,445	307,030	—	—	—	—
Expected return on plan assets (2)	20,400	21,666	—	—	—	—
Actuarial losses	(6,690)	(3,045)	—	—	—	—
Employer contributions	30,741	29,346	2,254	1,813	1,807	2,338
Employee contributions	4,490	5,102	—	—	—	—
Benefits paid	(20,339)	(19,654)	(2,254)	(1,813)	(1,807)	(2,338)
Disposal of discontinued operations (note 4)	(13,075)	—	—	—	—	—

Fair value of plan assets, end of year	355,972	340,445	—	—	—	—

Net defined benefit plan obligations
Benefit obligations	447,215	388,225	61,475	55,124	17,207	16,580
Fair value of plan assets	355,972	340,445	—	—	—	—

Net plan deficits (3)	91,243	47,780	61,475	55,124	17,207	16,580
Minimum funding liability	—	4,146	—	—	—	—
Unvested past service costs	—	—	(1,923)	(2,171)	—	—

Net defined benefit plan obligations	91,243	51,926	59,552	52,953	17,207	16,580

(1)

During the years ended August 31, 2012 and 2011, the termination of employees under the restructuring initiatives resulted in the elimination, for a significant number of employees, of the right to earn defined benefits and as a result curtailments occurred.

(2)	The actual return on plan assets for the year ended August 31, 2012 was $13.7 million (2011 - $18.6 million).
(3)	As at August 31, 2012 and 2011, none of the Company’s pension benefit plans were fully funded.

The investment strategy for pension plan assets is to utilize a balanced mix of equity and fixed income portfolios to earn a long-term investment return that meets the Company’s pension plan obligations. Active management strategies and style diversification strategies are utilized for the equity portfolios in anticipation of realizing investment returns in excess of market indices. The compensation and pension committee, comprised of certain members of the Company’s Board, is appointed by the Board to oversee and monitor the management and overall governance of the pension and retirement plans sponsored and administered by the Company. The compensation and pension committee, among other things, oversees the investment strategy for the pension plan assets, including adopting the Company’s investment policy and monitoring compliance with the policy, appoints the investment fund managers and reviews their performance. The utilization of investment fund managers who adopt different style mandates allows the Company to achieve a diversified portfolio and reduce portfolio risks.

The Company’s investment policy addresses the permitted and prohibited investments for the plan assets including restrictions on the fixed income quality, and quantity of investments in various asset classes as follows:

•

The fixed income quality restrictions include a minimum rating of “BBB” from the Dominion Bond Rating Services or equivalent for bonds and debentures; a minimum rating of “R-1” from the Dominion Bond Rating Services or equivalent for short-term investments; and a minimum rating of “P-1” or equivalent for preferred stock.

•

The quantity of investments allowed in various asset classes ranges from 5% to 45% and contains restrictions such that no single equity holding shall exceed 10% of the book value of plan assets, no single equity holding shall exceed 15% of the market value of an investment managers equity portfolio, no single equity holding will exceed 30% of the voting shares of any such corporation, no more than 10% of any investment managers bond portfolio may be invested in bonds of any such company other than bonds of the federal government or bonds of any such provincial government with a minimum rating of AA and no more than 15% of the market value of any investment managers bond portfolio may be invested in bonds with a rating of BBB or equivalent.

•

Investment managers are prohibited from making direct investments in resource properties, mortgages, venture capital financing, bonds of foreign issuers, investing in companies for the purposes of managing them, purchasing securities on margin or making short sales.

•	The pension plans are not permitted to directly invest in debt or equity securities of the Company.

The pension benefit plans of the Company have an asset mix as at August 31, 2012 and 2011, as follows:

	As at August 31, 2012	As at August 31, 2011	Target	Fair value hierarchy
Canadian equities	30%	37%	30%	Level 2
Foreign equities	30%	19%	30%	Level 2
Fixed income	40%	42%	40%	Level 2
Cash	0%	2%	0%	Level 1

The net employee benefit plan expense related to the Company’s pension benefit plans, post-retirement benefit plans and other long-term employee benefit plans reported in net loss from continuing operations in the consolidated statements of operations for the years ended August 31, 2012 and 2011 are as follows:

	Pension benefits		Post-retirement benefits		Other long-term employee benefits		Total
	2012	2011	2012	2011	2012	2011	2012	2011
Current service cost	10,101	11,924	1,752	1,812	2,311	2,046	14,164	15,782
Amortization of past service costs	—	—	248	120	—	—	248	120
Net actuarial gains	—	—	—	—	(582)	(1,955)	(582)	(1,955)
Interest cost	20,357	20,221	3,041	2,903	705	744	24,103	23,868
Expected return on plan assets	(20,203)	(20,897)	—	—	—	—	(20,203)	(20,897)
Curtailment gains	(4,108)	(1,878)	—	(1,788)	—	—	(4,108)	(3,666)

Net defined benefit plan expense (1)	6,147	9,370	5,041	3,047	2,434	835	13,622	13,252
Employer contributions to defined contribution plans	4,412	4,675	—	—	—	—	4,412	4,675

Total plan expense	10,559	14,045	5,041	3,047	2,434	835	18,034	17,927

(1)

Current service cost, amortization of past service costs and net actuarial gains related to other long-term employee benefits are included in compensation expense, curtailment gains are included in restructuring and other items and interest cost and expected return on plan assets is included in net financing expense relating to employee benefit plans in the condensed consolidated statement of operations. In addition, during the year ended August 31, 2012, the Disposed Properties recorded net employee benefit plan costs in earnings from discontinued operations of $0.2 million (2011 - $0.9 million).

Actuarial gains (losses) related to the Company’s pension benefit plans and post-retirement benefit plans recognized in the consolidated statement of comprehensive income (loss) for the years ended August 31, 2012 and 2011 are as follows:

	Pension benefits		Post-retirement benefits		Total
	2012	2011	2012	2011	2012	2011
Other comprehensive income (loss) from continuing operations
Net actuarial gains (losses) on employee benefits	(68,945)	16,029	(3,812)	676	(72,757)	16,705
Gain (loss) on minimum funding liability of employee benefits	4,146	(4,146)	—	—	4,146	(4,146)
Other comprehensive income (loss) from discontinued operations
Net actuarial gains (losses) on employee benefits	(906)	556	—	—	(906)	556

Net actuarial gains (losses) recognized in other comprehensive income (loss)	(65,705)	12,439	(3,812)	676	(69,517)	13,115

The cumulative actuarial gains (losses) and minimum funding liability related to the Company’s pension benefit plans and post-retirement benefit plans recognized in the consolidated statement of financial position as at August 31, 2012 and 2011 are as follows:

2012
Cumulative actuarial gains and minimum funding liability recognized directly in deficit, August 31, 2011	7,802
Net actuarial losses recognized in other comprehensive loss and deficit	(73,663)
Gain on minimum funding liability recognized in other comprehensive loss and deficit	4,146

Cumulative actuarial losses recognized directly in deficit, August 31, 2012	(61,715)

Significant actuarial assumptions in measuring the Company’s benefit obligations and employee benefit plan expense as at and for the years ended August 31, 2012 and 2011 are as follows:

	2012	2011	2012	2011	2012	2011
	Pension benefits		Post-retirement benefits		Other long-term employee benefits
Benefit obligations
Discount rate	4.35%	5.45%	4.30%	5.45%	3.35%	4.50%
Rate of compensation increase	2.75%	3.25%	2.75%	3.25%	2.75%	3.10%

Benefit plan expense
Discount rate	5.45%	5.30%	5.45%	5.40%	4.50%	4.40%
Expected long-term rate of return on pension plan assets	6.00%	6.70%	—	—	—	—
Rate of compensation increase	3.25%	3.70%	3.25%	3.70%	3.10%	3.70%

The assumed health care cost trend rates for the next year used to measure the expected cost of benefits covered for the post-retirement benefit health and life plans were 8.5% for medical, to an ultimate rate of 4.6% over 17 years to 2029. A one percentage point increase in assumed health care cost trend rates would have increased the service and interest costs, and the benefit obligation by $0.6 million and $6.0 million, respectively. A one percentage point decrease in assumed health care cost trends would have lowered the service and interest costs, and the benefit obligation by $0.4 million and $4.9 million, respectively.

The most recent filed actuarial funding valuation for the most significant of the pension benefit plans, which makes up substantially the entire net defined benefit obligation, was as of December 31, 2010. The Company’s most recent valuations for all of the pension benefit plans indicated that they had an aggregate going concern unfunded liability of $32.4 million and a wind up deficiency (which assumes that the pension plans terminate on their actuarial valuation date) of $76.6 million. As a result, the Company was required to make special payments for the year ended August 31, 2012 of $18.1 million. The Company’s required valuation as at December 31, 2011 for the most significant pension benefit plan has been completed but has not yet been filed due to a filing extension provided to all Ontario registered pension plans as a result of new solvency relief legislation introduced by the Ontario government. This filing extension has extended the filing deadline from September 30, 2012 to December 31, 2012. After taking into account the unfiled December 31, 2011 valuation and assuming no solvency relief, the Company expects to contribute $19.7 million (including special payments of $12.7 million) to its defined benefit pension plans, $2.4 million to its post-retirement benefit plans and $2.2 million to its other long-term employee benefit plans for the year ended August 31, 2013.

16.	CAPITAL STOCK

The Company’s shares trade on the Toronto Stock Exchange (“TSX”) under the symbols PNC.A for its Class C voting shares (“Voting Shares”) and PNC.B for its Class NC variable voting shares (“Variable Voting Shares”).

Authorized capital stock

The Company’s authorized capital stock consists of two classes; Voting Shares and Variable Voting Shares. The Company is authorized to issue an unlimited number of Voting Shares and Variable Voting Shares.

Voting Shares

Holders of the Voting Shares shall be entitled to one vote at all meetings of shareholders of the Company. The Voting Shares and Variable Voting Shares rank equally on a per share basis in respect of dividends and distributions of capital.

A Voting Share shall be converted into one Variable Voting Share automatically if a Voting Share becomes held or beneficially owned or controlled, by a person who is a citizen or subject of a country other than Canada. In addition to the automatic conversion feature, a holder of Voting Shares shall have the option at any time to convert some or all of such shares into Variable Voting Shares on a one-for-one basis and to convert those shares back to Voting Shares on a one-for-one basis.

Variable Voting Shares

The Variable Voting Shares have identical terms as the Voting Shares and rank equally with respect to voting, dividends and distribution of capital, except that Variable Voting Shares shall not carry one vote per Variable Voting Share if:

(a) the number of issued and outstanding Variable Voting Shares exceeds 49.9% of the total number of all issued and outstanding shares; or

(b) the total number of votes that may be cast by, or on behalf of, holders of Variable Voting Shares present at any meeting of holders of Shares exceeds 49.9% of the total number of votes that may be cast by all holders of Shares present and entitled to vote at such meeting.

If either of the above-noted thresholds is surpassed at any time, the vote attached to each Variable Voting Share will decrease automatically to equal the maximum permitted vote per Variable Voting Share.

Postmedia Rights Plan

Under the Postmedia Rights Plan, one right has been issued by Postmedia in respect of each Voting Share and Variable Voting Share. A right shall become exercisable upon a person, including any party related to it, acquiring or attempting to acquire beneficial ownership of 20% or more of the outstanding shares of a class without complying with the “Permitted Bid” provisions of the Postmedia Rights Plan. For purposes of determining beneficial ownership under the Postmedia Rights Plan, Variable Voting Shares beneficially owned or controlled by a person or subject of Canada are deemed to also include the Voting Shares into which such Variable Voting Shares could be converted. Should such an acquisition occur or be announced, subject to all other provisions of the Postmedia Rights Plan, each right will entitle the holder to purchase from Postmedia additional shares at a 90% discount to the prevailing market price. This purchase could cause substantial dilution to the person or group of persons attempting to acquire control of Postmedia, other than by way of a Permitted Bid. The Board has discretion to waive the application of the Postmedia Rights Plan, and to amend the Postmedia Rights Plan at any time, or redeem the rights for $0.000001 per right.

The rights expire on the earliest of the Annual Shareholder meeting in the year 2014 and the termination of the rights pursuant to the Postmedia Rights Plan, unless redeemed before such time. If the application of the Postmedia Rights Plan is waived by the Board or a take-over bid is structured as a Permitted Bid, the rights will not become exercisable. Permitted Bids under the Rights Plan must be made to all shareholders for all of their Voting Shares and Variable Voting Shares, must be open for acceptance for a minimum of 60 days, and must otherwise comply with the Permitted Bid provisions of the Postmedia Rights Plan.

Issued and outstanding capital stock

	Voting Shares		Variable Voting Shares		Total Shares
	Number	$ 000’s	Number	$ 000’s	Number	$ 000’s
Balance as of September 1, 2010	3,686,779	33,931	36,636,391	337,201	40,323,170	371,132
Conversions	(2,595,664)	(23,889)	2,595,664	23,889	—	—

Balance as of August 31, 2011	1,091,115	10,042	39,232,055	361,090	40,323,170	371,132
Conversions	211,615	1,960	(211,615)	(1,960)	—	—

Balance as of August 31, 2012	1,302,730	12,001	39,020,440	359,130	40,323,170	371,132

Loss per share

Basic loss per share is calculated using the daily weighted average number of shares outstanding during the year.

Diluted loss per share is calculated using the daily weighted average number of shares that would have been outstanding during the year had all potential shares been issued at the beginning of the year, or when the underlying options were granted or issued, if later. The treasury stock method is employed to determine the incremental number of shares that would have been outstanding had the Company used proceeds from the exercise of the options to acquire shares provided the shares are not anti-dilutive.

The following table provides a reconciliation of the denominators, which are presented in whole numbers, used in computing basic and diluted loss per share. No reconciling items in the computation of net loss exist.

	2012	2011
Basic weighted average shares outstanding during the period	40,323,170	40,323,170
Dilutive effect of Options and RSUs	—	—

Diluted weighted average shares outstanding during the period	40,323,170	40,323,170

Options and RSUs outstanding which are anti-dilutive	1,056,000	800,000

17.	SHARE-BASED COMPENSATION PLANS AND OTHER LONG-TERM INCENTIVE PLANS

Share option plan

The Company has a share option plan (the “Option Plan”) for its employees and officers to assist in attracting, retaining and motivating officers and employees. The Option Plan is administered by the Board.

The maximum number of options available for issuance under the Option Plan is 3.0 million and shall not exceed 10% of the Company’s issued and outstanding shares. The issued options entitle the holder to acquire one share of the Company at an exercise price no less than the fair value of a share at the date of grant, of which fair value is determined to be the volume-weighted average trading price of the Voting Shares on the TSX for the five trading days immediately preceding the issuance of such options. The issued options vest as follows: 20% immediately with the remainder vesting evenly over 4 years on the anniversary date of the date of grant. Each option may be exercised during a period not exceeding 10 years from the date of grant.

During the year ended August 31, 2012, the Company granted 0.6 million options under the Option Plan (2011 – nil). The fair value of the underlying options granted in the year ended August 31, 2012 was estimated using the Black-Scholes option pricing model. The fair value of the issued options and key assumptions used in applying the Black-Scholes option pricing model were as follows:

2012
Fair value	$2.92
Key assumptions
Exercise Price	$6.43
Risk-free interest rate (1)	1.33%
Dividend yield	—
Volatility factor (2)	54.0%
Expected life of options (3)	5 years

(1)	Based on Bank of Canada five year benchmark bond yield in effect on the date of grant.
(2)	Based in part on the volatility of the Company's shares and the volatility of similar companies in the publishing and media industries.
(3)	Based on contractual terms and a published academic study.

The following table provides details on changes to the issued options, which are presented in whole numbers, for the years ended August 31, 2012 and 2011.

	2012		2011
	Options	Weighted average exercise price	Options	Weighted average exercise price
Balance beginning of year	1,280,000	$9.85	—	—
Granted	600,000	$6.43	1,400,000	$9.85
Cancelled	(184,000)	$(9.40)	—	—
Forfeited	(216,000)	$(8.33)	(120,000)	$(9.85)

Balance end of year	1,480,000	$8.74	1,280,000	$9.85

Vested options at end of year - exercisable	696,000	$9.38	560,000	$9.85

During the year ended August 31, 2012, the Company recorded compensation expense relating to the Option Plan of $1.2 million (2011 - $1.3 million), with an offsetting credit to contributed surplus.

The total unrecognized compensation expense is $0.9 million, which is expected to be recognized over the next four years.

Restricted share unit plan

The Company has a restricted share unit plan (the “RSU Plan”). The RSU Plan provides for the grant of restricted share units (“RSUs”) to participants, being current, part-time or full-time officers, employees or consultants of the Company. The maximum aggregate number of RSUs issuable pursuant to the RSU Plan outstanding at any time shall not exceed 0.6 million Voting Shares or Variable Voting Shares (“Shares”) of the Company. The RSU Plan is administered by the Board.

Each RSU will be settled for one Share, without payment of additional consideration, after such RSU has vested; however, at any time, a participant may request in writing, upon exercising vested RSUs, subject to the consent of the Company, that the Company pay an amount in cash equal to the aggregate current fair market value of the Shares on the date of such exercise in consideration for the surrender by the participant to the Company of the rights to receive Shares under such RSUs. The Board may in its sole discretion accelerate the vesting date for all or any RSUs for any participant at any time and from time to time. RSUs are non-transferable. The terms and conditions of RSUs granted under the RSU Plan will be subject to adjustments in certain circumstances, at the discretion of the Board and contain certain conditions regarding the resignation, cessation and termination of participants.

The Company has granted a tandem award that provides a choice to either exercise 0.6 million stock options or 0.6 million RSU’s. Of the tandem award, 0.1 million vested immediately on the date of the grant with the remaining 0.5 million vesting evenly over a four year period on the anniversary date of the date of grant. As at August 31, 2012, 0.4 million RSU’s had vested (August 31, 2011 – 0.2 million). The fair value of the tandem award was estimated by using a grant date fair value per share of $9.26. The fair value of $9.26 per share was based on the per share proceeds received on the initial capitalization of the Company. The Company granted no RSU’s during the years ended August 31, 2012 and 2011. During the year ended August 31, 2012, the Company recorded compensation expense relating to the tandem award of $1.1 million (2011 - $2.2 million), with an offsetting credit to contributed surplus.

As at August 31, 2012, the total number of unvested RSU’s that are expected to vest is 0.2 million (August 31, 2011 – 0.4 million) and the total unrecognized compensation expense related to them is $0.8 million (2011 - $2.0 million), which is expected to be recognized over the next two years.

Deferred share unit plan

The Company has a deferred share unit plan (the “DSU Plan”) for the benefit of its non-employee directors. The maximum number of deferred share units (“DSUs”) available for issuance under the DSU Plan shall not exceed 10% of the Company’s issued and outstanding shares. The DSU Plan is administered by the Board.

Under the DSU Plan, non-employee directors of the Company are required to elect to receive at least 50% (and may irrevocably elect to receive up to 100%) of their annual fees satisfied in the form of DSUs, and may receive additional grants of DSUs under the DSU Plan. The number of DSUs to be credited to a director will be calculated, on the date that fees are payable to such director, by dividing the dollar amount elected by such director in respect of such fees by the value of a share. The value of a share will be the volume-weighted average trading price of the Voting Shares for the five trading days immediately preceding the issuance of such DSU’s. As at August 31, 2012, the fair value per DSU was based on a fair value per share of $0.81 (2011 – $12.45). The vesting conditions (which may include time restrictions, performance conditions or a combination of both) of each DSU granted under the DSU Plan, will be determined by the Board, and on redemption (which would occur after the holder of the DSUs ceases to serve as a director and is not otherwise employed by the Company) will be paid out in cash. The DSUs are generally non-transferable. Whenever cash dividends are paid on the shares of the Company, additional DSUs will be credited to directors. The Board may discontinue the DSU Plan at any time or, subject to certain exceptions set out in the DSU Plan, may amend the DSU Plan at any time.

During the year ended August 31, 2012, the Company issued a nominal amount of DSUs to directors, which vested immediately upon issuance (2011 - 0.1 million). As at August 31, 2012, all issued and outstanding DSUs, which total 0.5 million, have vested (August 31, 2011 – 0.3 million). During the year ended August 31, 2012, the Company recorded a recovery of compensation expense relating to the DSU Plan of $4.8 million (2011 - expense of $3.5 million), with an offset to other non-current liabilities. The recovery of compensation expense is due to the decline in the share price of the Voting Shares of the Company which are used to compute the fair value per DSU. No payments were made related to the DSU plan during the years ended August 31, 2012 and 2011. Any changes in the fair value per DSU will be reflected in the future through adjustments to compensation expense until such a date as the DSUs are settled in cash.

The aggregate carrying value of the DSU Plan liability was $0.3 million as at August 31, 2012 (August 31, 2011 - $5.0 million, September 1, 2010 - $1.5 million) and is recorded in other non-current liabilities on the consolidated statement of financial position.

Employee share purchase plan

The Company has established an employee share purchase plan (“ESP Plan”) with the following plan provisions. The ESP Plan will enable employees of the Company to purchase shares of Postmedia, up to a maximum of $8,000 per year (“Employee Contribution”). Postmedia will provide a match through which it will purchase additional shares for the employee equal to 25% of the Employee Contribution (the “Employer Match”). The shares purchased through the Employer Match will be subject to a minimum 12-month vesting period. During the year ended August 31, 2012 and 2011 there were no plan issuances under the ESP Plan as the ESP Plan has not yet commenced and accordingly the Company has not recorded any compensation expense.

During the year ended August 31, 2012, the Company has recorded a net recovery of compensation expense of $2.5 million (2011 expense of - $7.0 million) relating to its share-based compensation plans.

18.	INCOME TAXES

Provision for income taxes

The provision for income taxes differs from the amount that would have resulted from applying the statutory tax rate to loss before income taxes for the years ended August 31, 2012 and 2011 as follows:

	2012	2011
Net loss attributable to equity holders of the Company	(23,222)	(9,589)
Statutory income tax rate based on combined federal and provincial rates	26.3%	27.6%

Tax recovery based on statutory tax rates	(6,107)	(2,647)
Effects of:
Non-taxable portion of net capital gains	(150)	(798)
Non-deductible expenses (non-taxable income)	(1,334)	872
Non-deductible expense (non-taxable income) on disposition of discontinued operations	(701)
Tax rate changes on deferred income taxes	(147)	(341)
Adjustments in respect of prior years	10	(784)
Change in unrecognized deferred income tax assets	8,217	3,698
Other	212	—

Provision for income taxes	—	—

The applicable statutory tax rates are 26.3% in the year ended August 31, 2012 (2011 - 27.6%). The Company’s applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Company operates. The decrease in the applicable statutory rates is due to a 1.5% decrease in the federal income tax rate, partially offset by an increase in the weighted average provincial income tax rate.

No taxes have been recorded in other comprehensive income (loss) as the associated deferred tax assets have not been recognized.

Deferred income tax

Certain of the Company’s intangible assets have indefinite lives and accordingly, as at August 31, 2012 a deferred income tax liability of $0.7 million is not expected to reverse until the assets are disposed of or become amortizable (August 31, 2011 and September 1, 2010 - $0.7 million). In addition, deferred income tax assets of $63.1 million as at August 31, 2012 have been recognized to offset other deferred income tax liabilities, primarily related to property and equipment, intangible assets and goodwill (August 31, 2011 - $53.1 million).

The Company has not recognized deferred tax assets for the years ended August 31, 2012 and 2011 in respect of the following:

($ in millions)	2012	2011
Total tax loss carryforwards	223	129
Other deductible temporary differences	194	164

Total deductible temporary differences	417	293
Deferred income tax rate	25.8%	25.4%

Deferred income tax assets	108	74
Deferred income tax liabilities	(63)	(53)

Net deferred income tax assets not recognized	45	21

The total non-capital tax losses and net-capital losses are as follows:

Year	Tax losses ($ in millions)
Expiring in 2030	35
Expiring in 2031	100
Expiring in 2032	87

Total non-capital losses	222
Total net-capital losses (no expiry date)	1

Total loss carryforwards	223

19.	CAPITAL MANAGEMENT

The Company’s capital management objective is to maximize shareholder returns by (a) prioritizing capital expenditures related to the development of digital media products with growth potential, and (b) utilizing the majority of remaining free cash flow for the repayment of debt. There were no changes in the Company’s approach to capital management during the year ended August 31, 2012.

The Company’s capital structure is composed of equity, long-term debt, net liabilities and assets related to derivative financial instruments, less cash. The capital structure as at August 31, 2012, August 31, 2011 and September 1, 2010 are as follows:

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Long-term debt (note 14)	499,902	572,298	646,031
Net liabilities (assets) related to derivative financial instruments (note 7)	(5,670)	29,583	(11,588)
Cash	(22,189)	(10,483)	(40,201)

Net liabilities	472,043	591,398	594,242
Equity	233,755	315,280	309,876

Total capital	705,798	906,678	904,118

The Company’s capital structure decreased $200.9 million in the year ended August 31, 2012, primarily as a result of long-term debt repayments, the settlement of and change in fair value of derivative financial instruments and the net actuarial losses on employee benefits recognized in other comprehensive income (loss) for the year ended August 31, 2012.

20.	FINANCIAL INSTRUMENTS AND FINANCIAL RISK MANAGEMENT

As a result of the use of financial instruments, the Company is exposed to credit risk, liquidity risk and market risks relating to foreign exchange and interest rate fluctuations. Our enterprise risk management process is managed by a risk oversight committee comprised of senior executives of the Company. In order to manage foreign exchange and interest rate risks, the Company uses derivative financial instruments to set in Canadian dollars future payments on debts denominated in U.S. dollars (interest and principal). Provided there is no change to the hedged items, the Company does not intend to settle the derivative financial instruments prior to their maturity unless contractually obligated to do so (note 27). These instruments are not held or issued for speculative purposes.

(a) Foreign currency interest rate swap

The following foreign currency interest rate swap is outstanding at August 31, 2012:

	Period covered	Notional amount		Pay leg - CDN	Receive leg - USD	CDN dollar exchange rate per one US dollar
Derivatives - designated as cash flow hedge
Second-Lien Notes	2010 to 2014	USD $	265,000	14.78%	12.50%	1.035

(b)	Fair value of financial instruments

The carrying value and fair value of long-term debt and derivative financial instruments as at August 31, 2012 and 2011 are as follows:

	As at August 31, 2012			As at August 31, 2011
	Carrying value		Fair value	Carrying value		Fair value
Other financial liabilities
Long-term debt	499,902		521,964	572,298		602,541
Derivative financial instruments
Assets
Embedded derivatives	24,108	(1)	24,108	13,817	(1)	13,817

Liabilities
Foreign currency interest rate swaps	18,438	(1)	18,438	43,400	(1)	43,400

(1)	Net derivative financial instruments asset (Level 3) of $5.7 million (2011 liability of - $29.6 million) are reconciled in the table below.

The fair value of long-term debt is estimated based on quoted market prices when available or on valuation models. When the Company uses valuation models, the fair value is estimated using discounted cash flows using market yields or the market value of similar instruments with similar terms and credit risk.

The Company has considered the following fair value hierarchy that reflects the significance of the inputs used in measuring its financial instruments accounted for at fair value in the statement of financial position:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

Level 3: inputs that are not based on observable market data (unobservable inputs).

The fair value of foreign currency interest rate swaps recognized on the statement of financial position is estimated as per the Company’s valuation models. These models project future cash flows and discount the future amounts to a present value using the contractual terms of the derivative instrument and factors observable in external markets data, such as period-end swap rates and foreign exchange rates (Level 2 inputs). An adjustment is also included to reflect non-performance risk impacted by the financial and economic environment prevailing at the date of the valuation in the recognized measure of the fair value of the derivative instruments by applying a credit default premium estimated using a combination of observable and unobservable inputs in the market (Level 3 inputs) to the net exposure of the counterparty or the Company. Accordingly, financial derivative instruments are classified as level 3 under the fair value hierarchy.

The fair value of early prepayment options recognized as embedded derivatives is determined by option pricing models using Level 3 market inputs, including credit risk, volatility and discount factors.

The changes to the fair value of derivative financial instruments (Level 3) for the years ended August 31, 2012 and 2011 are as follows:

	2012	2011
Asset (liability) net position as at beginning of year (note 7)	(29,583)	11,588
Recognition of embedded derivative (note 14)	666	—
Gain (loss) on derivative financial instruments recognized in the statement of operations (note 6)	8,632	(21,414)
Gain (loss) on cash flow swaps recognized in statement of comprehensive income (loss)	8,928	(1,573)
Gain (loss) on cash flow swaps reclassified from accumulated other comprehensive loss to comprehensive income (loss) (note 7)	3,245	(24,188)
Cash settlements of derivative financial instruments	13,782	6,004

Asset (liability) net position as at end of year (note 7)	5,670	(29,583)

Based on the foreign currency interest rate swaps outstanding as at August 31, 2012, the estimated sensitivity on income and other comprehensive income for the year ended August 31, 2012, before income taxes, of a 100 basis-point change in the credit default premium used to calculate their fair value, holding all other variables constant, as per the Company’s valuation models, is as follows:

Increase (decrease)	Income	Other comprehensive income
Increase of 100 basis points	—	256
Decrease of 100 basis points	—	(260)

(c) Credit risk management

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial asset fails to meet its contractual obligations.

The maximum credit exposure to credit risk at the reporting date is the carrying value of cash, accounts receivable and derivative financial instruments in an asset position. No collateral is held for any of the counterparties to the above financial assets.

Accounts receivable

In the normal course of business, the Company continuously monitors the financial condition of its customers and reviews the credit history of each new customer. The Company’s sales are widely distributed and the largest amount due from any single customer as at August 31, 2012 is $3.8 million or 4.3% of receivables (August 31, 2011 – $4.2 million or 4.1%). The Company establishes an allowance for doubtful accounts when collection is determined to be unlikely based on the specific credit risk of its customers and historical trends. The allowance for doubtful accounts amounted to $3.2 million as at August 31, 2012 (August 31, 2011 - $2.7 million). At August 31, 2012, $40.9 million or 51% (2011 - $57.0 million or 56%) of trade accounts receivable is considered past due as per the contractual credit terms and not yet impaired, which is defined as amounts outstanding beyond normal credit terms and conditions for respective customers. The amount past due relates to a number of independent customers for whom there is no recent history of default. The aging analysis of these trade receivables based on original invoice terms as at August 31, 2012 and 2011 is as follows:

	As at August 31, 2012	As at August 31, 2011
30 - 90 days	33,862	45,293
Greater than 90 days	7,073	11,718

	40,935	57,011

Changes to the allowance for doubtful accounts for the year ended August 31, 2012 and 2011 are as follows:

	2012	2011
Balance as at beginning of year	2,699	—
Provision for doubtful accounts	3,044	4,007
Disposal of discontinued operations (note 4)	(1,166)	—
Write-offs	(1,352)	(1,308)

Balance as at end of year	3,225	2,699

Derivative financial instruments

As a result of the use of derivative financial instruments, the Company is exposed to the risk of non-performance by a third-party. The Company uses multiple counterparties when entering into derivative contracts to minimize its concentration exposure. The Company also uses counterparties that have an investment grade credit rating of no less than single “A”.

(d) Liquidity risk management

Liquidity risk is the risk that the Company will encounter difficulties in meeting its financial obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages this exposure risk by using cash on hand, cash generated from operations, staggered maturities of long-term debt and derivative financial instruments, available borrowings under the ABL Facility, cash flow forecasts and by deferring or eliminating discretionary spending.

Material contractual obligations related to financial instruments include debt repayments, interest on long-term debt and obligations related to derivative instruments, less future receipts on derivative instruments. These contractual undiscounted obligations and their maturities as at August 31, 2012 are as follows:

	Total	Less than 1 year	1-3 years	3-5 years	5 years or more
Accounts payable	9,973	9,973	—	—	—
Accrued liabilities	49,065	49,065	—	—	—
Finance lease	1,560	—	—	—	1,560
Long-term debt (1)	514,794	32,153	25,000	192,847	264,794
Interest payments (2)	282,373	47,483	101,176	100,615	33,099

	857,765	138,674	126,176	293,462	299,453
Derivative financial instruments (3)
Cash outflow	355,343	40,645	314,698	—	—
Cash inflow	(326,513)	(32,651)	(293,862)	—	—

	28,830	7,994	20,836	—	—

Total	886,595	146,668	147,012	293,462	299,453

(1)	Contractual principal payments of long-term debt are based on foreign exchange rates as at August 31, 2012.
(2)	Interest to be paid on long-term debt is based on actual interest rates and foreign exchange rates as at August 31, 2012.
(3)

Contractual future disbursements and future receipts, on derivative financial instruments relates to principal and interest payments and receipts on the notional amount of the US$265.0 million underlying swap based on interest rates and foreign exchange rates as at August 31, 2012. Subsequent to August 31, 2012, the Company settled a notional amount of US$97.5 million of the derivative financial instruments (note 27).

(e) Market risk management

Market risk is the risk that changes in market prices due to foreign exchange rates and interest rates will affect the value of the Company’s financial instruments. The objective of market risk management is to mitigate and control exposures within acceptable parameters while optimizing the return on risk.

Foreign currency risk

As at August 31, 2012, approximately 51% of the outstanding principal and related interest payable on the Company’s long-term debt is payable in US dollars. As at August 31, 2012, the Company has entered into derivative financial instruments to hedge the foreign currency risk exposure on 99% of the US dollar denominated long-term debt outstanding (August 31, 2011 – 82%). The Company is still exposed to foreign currency risk on the un-hedged portion of the Second-Lien Notes of US$3.6 million, representing 1% of the aggregate outstanding US dollar denominated long-term debt as at August 31, 2012. Subsequent to August 31, 2012, the Company settled a notional amount of US$97.5 million of the foreign currency interest rate swap associated with the Second-Lien Notes (note 27).

Based on derivative financial instruments outstanding as at August 31, 2012, the estimated sensitivity on income and other comprehensive income for the year ended August 31, 2012, before income taxes, of a change of $0.01 in the period-end exchange rate of a Canadian dollar per one US dollar, holding all other variables constant is as follows:

Increase (decrease)	Income	Other comprehensive income
Increase of $0.01
Gain (loss) on valuation and translation of financial instruments and derivative financial instruments	(36)	2,904

Decrease of $0.01
Gain (loss) on valuation and translation of financial instruments and derivative financial instruments	36	(2,904)

Interest rate risk

The Company’s ABL Facility bears interest at floating rates while the First-Lien Notes and Second-Lien Notes bear interest at fixed rates. Therefore, changes in interest rates will only expose the Company to interest rate risk on the portion of the ABL Facility that is drawn, if any, at the time of the interest rate change. As at August 31, 2012, the ABL Facility was undrawn (August 31, 2011 – nil) and as a result the Company is not subject to interest rate risk. During the year ended August 31, 2012, if interest rates on long-term debt had been 100 basis points higher or lower, with all other variables held constant, interest expense would have been $2.2 million higher or lower.

Based on the foreign currency interest rate swaps outstanding as at August 31, 2012, the estimated sensitivity on income and other comprehensive income for the year ended August 31, 2012, before income tax, of a 100 basis-point change in the discount rate used to calculate their fair value, as per the Company’s valuation model holding all other variables constant:

Increase (decrease)	Income	Other comprehensive income
Increase of 100 basis points	—	256
Decrease of 100 basis points	—	(260)

21.	COMMITMENTS

The Company has entered into various operating lease agreements for property, office equipment and vehicles and has various other commitments. Aggregate future minimum payments under the terms of these commitments are as follows:

2013	23,894
2014	22,013
2015	17,537
2016	15,447
2017	13,168
Thereafter	31,270

22.	RELATED PARTY TRANSACTIONS

Key management personnel are comprised of the Company’s key senior management and all members of the Board. Key management personnel compensation for the years ended August 31, 2012 and 2011 are as follows:

	2012	2011
Salaries and short-term benefits	3,676	5,277
Share-based compensation	(2,911)	7,021
Termination and other benefits	—	988

Total compensation	765	13,286

23.	STATEMENTS OF CASH FLOWS

The following amounts comprise the net change in non-cash operating accounts included in cash flows from operating activities in the consolidated statement of cash flows for the years ended August 31, 2012 and 2011:

	2012	2011
Accounts receivable	10,631	(2,160)
Inventory	1,437	353
Prepaid expenses and other assets	5,242	(1,055)
Accounts payable, accrued liabilities and provisions	16,049	(24,829)
Deferred revenue	(2,377)	(1,602)
Other	(217)	478

Changes in non-cash operating accounts	30,765	(28,815)

24.	SEGMENT INFORMATION

During the year ended August 31, 2012, the Company amended its operating segments to reflect recent changes to the reporting structure and its executive management team. The Eastern newspaper operating segment and Western newspaper operating segment have been replaced with one operating segment, the Newspaper operating segment. Changes in reporting segments are to be applied retroactively; however there was no impact on the Company’s segment reporting as the Eastern and Western newspaper operating segments were previously aggregated to form one reportable segment for financial reporting purposes, the Newspaper segment. The Newspaper segment publishes daily and non-daily newspapers and operates the related newspaper websites. Its revenue is primarily from advertising and circulation. The Company has other business activities and an operating segment which is not separately reportable and is referred to as the All other category. Revenue in the All other category primarily consists of advertising and subscription revenue from Infomart and the website canada.com.

Each operating segment operates as a strategic business unit with separate management. Segment performance is measured primarily upon the basis of segment operating income. The Company accounts for intersegment sales as if the sales were to third parties.

Included within digital revenue in the consolidated statement of operations is advertising revenue of $62.1 million for the year ended August 31, 2012 (2011 - $60.6 million), and circulation/subscription revenue of $27.0 million for the year ended August 31, 2012 (2011 - $26.5 million). Accordingly, aggregate print and digital revenue from advertising was $577.1 million for the year ended August 31, 2012 (2011 - $634.5 million) and aggregate print and digital revenue from circulation/subscription was $236.2 million for the year ended August 31, 2012 (2011 - $245.8 million).

Segmented information and a reconciliation of segment operating income to loss before income taxes for the years ended August 31, 2012 and 2011 are as follows:

	2012	2011
Revenue
Newspaper	800,186	864,143
All other	35,672	38,710
Intersegment elimination (1)	(3,981)	(3,965)

Total revenue	831,877	898,888

Operating income before depreciation, amortization and restructuring
Newspaper	154,644	208,929
All other	8,129	13,162
Corporate	(18,437)	(32,889)

Total operating income before depreciation, amortization and restructuring	144,336	189,202
Reconciliation of segment operating income to loss before taxes
Depreciation	26,157	27,015
Amortization	43,566	45,209
Restructuring and other items	35,355	38,011

Operating income	39,258	78,967
Interest expense	65,446	72,284
Loss on debt repayment	9,178	11,018
Net financing expense relating to employee benefit plans	3,900	2,971
Loss on disposal of property and equipment and intangible assets	258	176
(Gain) loss on derivative financial instruments	(8,632)	21,414
Foreign currency exchange (gains) losses	6,383	(17,959)
Acquisition costs	—	1,217

Loss before income taxes	(37,275)	(12,154)

(1)

The Newspaper segment recorded intersegment revenue for the year ended August 31, 2012 of $3.7 million (2011 - $3.4 million) and the All other category recorded intersegment revenue for the year ended August 31, 2012 of $0.3 million (2011 - $0.6 million).

The total assets by operating segment as at August 31, 2012, August 31, 2011 and September 1, 2010 are as follows:

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Newspapers	919,371	1,048,908	1,124,452
All other and corporate	125,477	131,335	141,752

Total assets	1,044,848	1,180,243	1,266,204

The total additions to property and equipment and intangible assets by operating segment for the years ended August 31, 2012 and 2011 are as follows:

	Additions to property and equipment		Additions to intangible assets
	2012	2011	2012	2011
Newspapers	4,312	7,820	99	535
All other and corporate	3,915	3,843	6,633	8,201

Total assets	8,227	11,663	6,732	8,736

25.	IFRS - FIRST TIME ADOPTION

These consolidated financial statements have been prepared in accordance with IFRS. The accounting policies as presented in note 2 have been applied in preparing these consolidated financial statements for the year ended August 31, 2012, the comparative information for the year ended August 31, 2011 and the opening statement of financial position at September 1, 2010, the date of transition to IFRS (“Transition Date”). The Company applied IFRS 1 – First-time adoption of IFRS in preparing the consolidated statement of financial position as at September 1, 2010. Prior to September 1, 2010, the Company prepared its consolidated financial statements in accordance with Canadian GAAP. The effects of the transition are presented in this note.

Transitional elections

Mandatory exceptions

(i) Hedge accounting

IFRS 1 requires that hedge accounting may only be applied at the Transition Date for transactions that satisfy the hedge accounting criteria in IAS 39 - Financial Instruments: Recognition and Measurement. IFRS 1 also does not permit transactions entered into before the Transition Date to be retrospectively designated as hedges. As a result, only hedging relationships that were previously designated by the Company under Canadian GAAP and satisfy the hedge accounting criteria under IFRS as of September 1, 2010 can be reflected as hedges in the Company’s results under IFRS.

The Company’s hedge accounting under Canadian GAAP was determined to be compliant with requirements in accordance with IAS 39, accordingly no adjustments were required on transition to IFRS.

(ii) Estimates

IFRS 1 does not allow the Company to use hindsight to create or revise estimates. The estimates previously made by the Company under Canadian GAAP were not revised for the application of IFRS except where necessary to reflect any difference in accounting policies.

Optional exemptions

(i) Employee benefits

IFRS 1 provides the option to recognize all cumulative actuarial gains and losses which have been deferred under Canadian GAAP in opening deficit at the Transition Date. The Company has elected to recognize cumulative actuarial losses from the Company’s defined benefit pension plans, post-retirement benefit plans and other long-term employee benefit plans in opening deficit on September 1, 2010.

Reconciliation of Canadian GAAP to IFRS on the Transition Date

(i) Reconciliation of equity

Total equity as at August 31, 2011 and September 1, 2010 previously reported under Canadian GAAP is reconciled to the amounts reported under IFRS as follows:

	As at August 31, 2011	As at September 1, 2010
Total equity in accordance with Canadian GAAP	304,342	315,402
Differences (increasing) decreasing reported deficit
Employee benefits - actuarial gains (losses) (a)	11,948	(5,313)
Employee benefits - other long-term employee benefit plans (b)	1,769	(213)
Employee benefits - curtailment gains (c)	1,367	—
Employee benefits - minimum funding liability (d)	(4,146)	—

Total differences increasing (decreasing) reported deficit	10,938	(5,526)

Total equity in accordance with IFRS	315,280	309,876

(ii) Reconciliation of net loss

Net loss for the year ended August 31, 2011 previously reported under Canadian GAAP is reconciled to the amounts reported under IFRS as follows:

2011
Net loss in accordance with Canadian GAAP	(12,938)
Differences decreasing reported net loss
Employee benefits - other long-term employee benefit plans (b)	1,982
Employee benefits - curtailment gains (c)	1,367

Total differences decreasing reported net loss	3,349

Net loss in accordance with IFRS	(9,589)

(iii) Reconciliation of comprehensive income (loss)

Comprehensive loss for the year ended August 31, 2011 previously reported under Canadian GAAP is reconciled to the amounts reported under IFRS as follows:

2011
Comprehensive loss in accordance with Canadian GAAP	(14,511)
Differences (increasing) or decreasing reported comprehensive loss
Impact of IFRS adjustments on net loss	3,349
Employee benefits - actuarial gains (losses) (a)	17,261
Employee benefits - minimum funding liability (d)	(4,146)

Total differences decreasing reported comprehensive loss	16,464

Comprehensive income in accordance with IFRS	1,953

Explanatory notes on the transition to IFRS

(a) Employee benefits – actuarial gains and losses on defined benefit pension and post-retirement benefit plans

Under IFRS 1, the Company elected to recognize cumulative actuarial losses in opening deficit as at the Transition Date. As a result on September 1, 2010, other non-current liabilities increased by $5.3 million with a corresponding increase to deficit.

Under IFRS, the Company elected to immediately recognize all actuarial gains and losses arising after the Transition Date in other comprehensive income and deficit. Under Canadian GAAP, the Company used the corridor method whereby actuarial gains or losses in excess of 10% of the greater of the accrued benefit obligation or the fair value of plan assets at the beginning of the year were amortized over the expected average remaining service period of active employees.

For the year ended August 31, 2011, the discount rate used to measure the Company’s plan obligations for defined benefit pension and post-retirement benefit plans increased from 5.30% to 5.45% and from 5.40% to 5.45%, respectively, resulting in an actuarial gain of $20.3 million. For the year ended August 31, 2011, the actual return on plan assets related to the Company’s pension benefit plans was $3.0 million lower compared to the expected return resulting in an actuarial loss. As a result of these changes during the year ended August 31, 2011, net actuarial gains of $17.3 million were charged to other comprehensive income and then immediately transferred to deficit with a corresponding decrease to other non-current liabilities. The other comprehensive income of $17.3 million for the year ended August 31, 2011, includes a gain of $0.6 million related to discontinued operations. The effect of this adjustment, along with the adjustment on transition, on the consolidated statement of financial position as at August 31, 2011, was to decrease other non-current liabilities $11.9 million with a corresponding decrease to deficit.

The deferred income tax effect of these adjustments was nil.

(b) Employee benefits – actuarial gains and losses on other long-term employee benefit plans

Under IAS 19, long-term employee benefit plans should be accounted for in the same way as defined benefit pension and defined benefit post-retirement plans with the exception that actuarial gains and losses and past service costs are recognized immediately in the statement of operations. Under Canadian GAAP, the Company accounted for these plans similarly except actuarial gains and losses were amortized on a straight-line basis over the average duration over which benefits are expected to be paid (expected average remaining service life). As a result on the Transition Date unamortized actuarial losses of $0.2 million were recognized in opening deficit with a corresponding increase to other non-current liabilities. Net loss for the year ended August 31, 2011 decreased by a nominal amount due to the exclusion of the amortization of actuarial losses under Canadian GAAP. For the year ended August 31, 2011, the discount rate used to measure the Company’s other long-term employee benefit plan obligations increased from 4.40% to 4.50% resulting in an actuarial gain of $2.0 million. As a result net loss for the year ended August 31, 2011, decreased $2.0 million with a corresponding decrease to other non-current liabilities. The effect of this adjustment, along with the adjustment on transition, on the consolidated statement of financial position as at August 31, 2011, was to decrease other non-current liabilities $1.8 million with a corresponding decrease to deficit.

The deferred income tax effect of these adjustments was nil.

(c) Employee benefits – curtailment gain

During the year ended August 31, 2011, under Canadian GAAP, the Company recorded a curtailment gain by first reversing unamortized actuarial losses of $1.4 million. As described above, under IFRS the Company recognizes actuarial gains and losses in other comprehensive income and deficit as they occur, accordingly under IFRS the curtailment gain was fully recognized in the statement of operations. As a result net loss for the year ended August 31, 2011, decreased $1.4 million restructuring and other items decreased $1.4 million in the consolidated statement of operations. The effect of this adjustment on the consolidated statement of financial position as at August 31, 2011, was to decrease other non-current liabilities $1.4 million with a corresponding decrease to deficit.

The deferred income tax effect of these adjustments was nil.

(d) Employee benefits – minimum funding liability

IFRIC 14 “IAS 19 - The Limit of a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”, addresses the application of paragraph 58 of IAS 19 which limits the measurement of a defined benefit asset to “the present value of economic benefits available in the form of refunds from the plan or reductions in future contributions to the plan” plus past service cost. IFRIC 14 provides guidance regarding (a) when refunds or reductions in future contributions should be regarded as available in accordance with paragraph 58 of IAS 19, (b) how a minimum funding requirement might affect the availability of reductions in future contributions and (c) when a minimum funding requirement might give rise to a liability. An additional minimum funding liability will exist if the discounted minimum funding requirements from the actuarial funding valuations exceed the Company’s best estimate of future contributions required for past services and cannot be recovered. Canadian GAAP did not address accounting for an additional liability due to minimum funding requirements. Changes in the minimum funding requirement arising after the Transition Date are recognized in other comprehensive income and then immediately transferred to deficit. On the Transition Date, the Company determined that it did not have an additional liability associated with the minimum funding requirements of its defined benefit pension plans. For the year ended August 31, 2011, the Company determined that it had an additional liability associated with the minimum funding requirements of its pension plans and charged $4.1 million to other comprehensive income and then immediately transferred to deficit. The effect of this adjustment on the consolidated statement of financial position as at August 31, 2011 was to increase other non-current liabilities by $4.1 million with a corresponding increase to deficit.

The deferred income tax effect of these adjustments was nil.

(e) Employee benefits – presentation of expense

IAS 19 does not specify the presentation of current service cost, interest cost and the expected return on plan assets as components or a single item of income or expense. Accordingly, under IFRS the Company has elected to present the components of pension cost separately in the statement of operations. Current service costs will continue to be recorded in compensation expenses, and interest costs and the expected return on plan assets will be recorded in net financing expense relating to employee benefit plans in the statement of operations. As a result of this presentation change, compensation expense decreased by $3.0 million and net financing expense relating to employee benefit plans increased by $3.0 million in the consolidated statement of operations for the year ended August 31, 2011. In addition, net loss from continuing operations for the year ended August 31, 2011 decreased a nominal amount due to the reclassification of net financing expense relating to employee benefit plans to earnings from discontinued operations.

(f) Provisions and contingent liabilities

On transition to IFRS, a review of the Company’s provisions and contingent liabilities was performed. As a result of the review, there were no changes to previously recorded amounts under Canadian GAAP. However, under IFRS provisions must be presented separately in the statement of financial position. As a result of this presentation change provisions of $21.4 million and $11.5 million were reclassified from accounts payable and accrued liabilities on September 1, 2010 and August 31, 2011, respectively, and provisions of $1.1 million and $1.5 million were reclassified from non-current liabilities on September 1, 2010 and August 31, 2011, respectively.

The following tables reconcile Canadian GAAP to IFRS, and where applicable, adjust for the presentation of discontinued operations, for the Company’s consolidated statement of operations and consolidated statement of comprehensive income (loss) for year ended August 31, 2011, as well as the consolidated statement of financial position as of September 1, 2010 and August 31, 2011.

Consolidated statement of operations for the year ended August 31, 2011

	Canadian GAAP	Discontinued operations (note 4)		IFRS adjustments	IFRS
Revenues
Print advertising	674,451	(100,531)		—	573,920
Print circulation	233,984	(14,688)		—	219,296
Digital	90,282	(3,232)		—	87,050
Other	20,408	(1,786)		—	18,622

Total revenues	1,019,125	(120,237)		—	898,888
Expenses
Compensation	423,512	(50,026)[b]		(1,982)
			[e]	(2,988)	368,516
Newsprint	62,125	(4,702)		—	57,423
Distribution	147,043	(20,218)		—	126,825
Other operating	185,337	(28,415)		—	156,922

Operating income before depreciation, amortization and restructuring	201,108	(16,876)		4,970	189,202
Depreciation	29,199	(2,184)		—	27,015
Amortization	45,893	(684)		—	45,209
Restructuring and other items	42,775	(3,397	) [c]	(1,367)	38,011

Operating income	83,241	(10,611)		6,337	78,967
Interest expense	80,315	(8,031)		—	72,284
Loss on debt prepayment	11,018	—		—	11,018
Net financing expense relating to employee benefit plans	—	(17	) [e]	2,988	2,971
Loss on disposal of property and equipment	175	1		—	176
Loss on derivative financial instruments	21,414	—		—	21,414
Foreign currency exchange gains	(17,960)	1		—	(17,959)
Acquisition costs	1,217	—		—	1,217

Loss before income taxes	(12,938)	(2,565)		3,349	(12,154)
Provision for income taxes	—	—		—	—

Net loss from continuing operations	(12,938)	(2,565)		3,349	(12,154)
Net earnings from discontinued operations, net of tax of nil	—	2,565		—	2,565

Net loss attributable to equity holders of the Company	(12,938)	—		3,349	(9,589)

Consolidated statement of comprehensive income (loss) for the year ended August 31, 2011

	Canadian GAAP	IFRS adjustments	IFRS
Net loss attributable to equity holders of the Company	(12,938)	3,349	(9,589)
Other comprehensive (income) loss from continuing operations
Loss on valuation of derivative financial instruments, net of tax of nil	(1,573)	—	(1,573)
Net actuarial gains on employee benefits, net of tax of nil	— [a]	16,705	16,705
Loss on minimum funding liability of employee benefits, net of tax of nil	— [d]	(4,146)	(4,146)
Other comprehensive income from discontinued operations
Net actuarial gains on employee benefits, net of tax of nil	— [a]	556	556

Other comprehensive income (loss)	(1,573)	13,115	11,542

Comprehensive income (loss) attributable to equity holders of the Company	(14,511)	16,464	1,953

Consolidated statement of financial position as at September 1, 2010

	Canadian GAAP		IFRS adjustments	IFRS
ASSETS
Current Assets
Cash	40,201		—	40,201
Accounts receivable	116,417		—	116,417
Inventory	6,187		—	6,187
Prepaid expenses and other assets	14,873		—	14,873

Total current assets	177,678		—	177,678
Non-Current Assets
Property and equipment	355,194		—	355,194
Derivative financial instruments	15,831		—	15,831
Other assets	4,208		—	4,208
Intangible assets	477,200		—	477,200
Goodwill	236,093		—	236,093

Total assets	1,266,204		—	1,266,204

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued liabilities	113,421	[f]	(21,398)	92,023
Provisions	—	[f]	21,398	21,398
Deferred revenue	32,096		—	32,096
Current portion of derivative financial instruments	3,685		—	3,685
Current portion of long-term debt	13,499		—	13,499
Current portion of obligation under finance lease	1,841		—	1,841

Total current liabilities	164,542		—	164,542
Non-Current Liabilities
Long-term debt	632,532		—	632,532
Derivative financial instruments	558		—	558
Other non-current liabilities	152,489	[a]	5,313
		[b]	213
		[f]	(1,057)	156,958
Provisions	—	[f]	1,057	1,057
Deferred income taxes	681		—	681

Total liabilities	950,802		5,526	956,328

Equity
Capital stock	371,132		—	371,132
Contributed surplus	2,151		—	2,151
Deficit	(44,618)[a]		(5,313)
		[b]	(213)	(50,144)
Accumulated other comprehensive loss	(13,263)		—	(13,263)

Total equity	315,402		(5,526)	309,876

Total liabilities and equity	1,266,204		—	1,266,204

Consolidated statement of financial position as at August 31, 2011

	Canadian GAAP		IFRS adjustments	IFRS
ASSETS

Current Assets
Cash	10,483		—	10,483
Accounts receivable	118,577		—	118,577
Inventory	5,834		—	5,834
Prepaid expenses and other assets	15,928		—	15,928

Total current assets	150,822		—	150,822
Non-Current Assets
Property and equipment	336,268		—	336,268
Derivative financial instruments	13,817		—	13,817
Other assets	3,211		—	3,211
Intangible assets	440,032		—	440,032
Goodwill	236,093		—	236,093

Total assets	1,180,243		—	1,180,243

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued liabilities	88,592	[f]	(11,508)	77,084
Provisions	—	[f]	11,508	11,508
Deferred revenue	30,494		—	30,494
Current portion of derivative financial instruments	12,307		—	12,307
Current portion of long-term debt	16,862		—	16,862

Total current liabilities	148,255		—	148,255
Non-Current Liabilities
Long-term debt	555,436		—	555,436
Derivative financial instruments	31,093		—	31,093
Other non-current liabilities	140,436	[a]	(11,948)
		[b]	(1,769)
		[c]	(1,367)
		[d]	4,146
		[f]	(1,499)	127,999
Provisions	—	[f]	1,499	1,499
Deferred income taxes	681		—	681

Total liabilities	875,901		(10,938)	864,963

Equity
Capital stock	371,132		—	371,132
Contributed surplus	5,602		—	5,602
Deficit	(57,556	) [a]	11,948
		[b]	1,769
		[c]	1,367
		[d]	(4,146)	(46,618)
Accumulated other comprehensive loss	(14,836)		—	(14,836)

Total equity	304,342		10,938	315,280

Total liabilities and equity	1,180,243		—	1,180,243

26.	UNITED STATES ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with IFRS. In certain aspects GAAP as applied in the United States (“US GAAP”) differs from IFRS. The following information is being presented to comply with the US GAAP reconciliation requirements of the Second-Lien Notes indenture. All amounts are expressed in thousands of Canadian dollars unless otherwise noted.

Principle differences affecting the Company

(a) IFRS 1 – First time adoption of IFRS

The Company was required to apply the provision of IFRS 1 upon transition to IFRS. IFRS 1 requires that the opening statement of financial position include all of the assets and liabilities that IFRS requires; exclude any assets and liabilities that IFRS does not permit; classify all assets, liabilities and equity in accordance with IFRS; measure all items in accordance with IFRS; and also includes certain optional exemptions and mandatory exceptions that do not require or permit recognition, classification and measurement in line with the above. US GAAP does not contain a comparable standard. Included in note 25 are the various reconciliations from Canadian GAAP to IFRS and below are the various IFRS and US GAAP accounting differences which would include any measurement differences pertaining to the application of IFRS 1.

(b) Employee benefits – actuarial gains and losses

Under IFRS, the Company adopted an accounting policy of recognizing actuarial gains and losses related to the present value of the defined benefit obligation and the fair value of plan assets in other comprehensive income and deficit. Such actuarial gains and losses are not subsequently recycled to the statement of operations. Under US GAAP, the Company recognizes the funded status of defined benefit pension and post-retirement plans and recognizes changes in the funded status in the year in which the changes occur through other comprehensive income and accumulated other comprehensive income. Actuarial gains and losses previously recognized in other comprehensive income are recycled to the statement of operations using the corridor method of amortization. Under the corridor method the net actuarial gain or loss over 10% of the greater of the defined benefit obligation and the fair value of plan assets at the beginning of the year is amortized over the average remaining service period of active employees.

Since the Company’s actuarial gains and losses as at August 31, 2011 fall within the corridor there is no earnings difference related to the amortization of actuarial gains and losses for the year ended August 31, 2012. For the year ended August 31, 2011, net loss increased a nominal amount with a corresponding increase to other comprehensive income as a result of the amortization of actuarial losses, net of a deferred tax provision of nil. Due to the sale of the Disposed Properties under US GAAP, the cumulative net actuarial loss in equity is recycled to the statement of operations. The effect on US GAAP net loss for the year ended August 31, 2012, was to increase net loss $0.4 million with a corresponding decrease to comprehensive loss (2011 – nil), net of a deferred income tax provision of nil.

(c) Employee benefits – past service costs

Under IFRS, the Company is required to recognize on the statement of financial position the difference between the defined benefit obligation and the fair value of plan assets, plus or minus any unrecognized past service costs, if any. Under US GAAP, the Company recognizes the funded status of defined benefit plans and recognizes changes in the funded status in the period in which the changes occur through other comprehensive income and accumulated other comprehensive income. The funded status represents the difference between the fair value of the plans assets and the defined benefit obligation. The effect on US GAAP comprehensive loss for the year ended August 31, 2012, was to decrease comprehensive loss by $0.2 million (2011 – nil), net of a deferred income tax provision of nil. The effect on the consolidated statement of financial position as at August 31, 2012, was to increase other non-current liabilities $1.9 million with a corresponding increase to deficit (August 31, 2011 - $2.2 million, September 1, 2010 - nil).

(d) Employee benefits – minimum funding liability

Under IFRS, the additional minimum liability associated with minimum funding requirements is computed by discounting the minimum funding requirements from the actuarial funding valuations by the discount rate as defined by IAS 19. Changes in the minimum funding liability arising after the Transition Date are recognized in other comprehensive income and then immediately transferred to deficit. US GAAP does not recognize a minimum funding liability. The effect on US GAAP comprehensive loss for the year ended August 31, 2012 was to increase other comprehensive loss by $4.1 million (2011 - increase other comprehensive income $4.1 million), net of a deferred income tax provision of nil. The effect on the consolidated statement of financial position as at August 31, 2012, was to decrease other non-current liabilities nil with a corresponding decrease to deficit (August 31, 2011- $4.1 million, September 1, 2010 - nil).

(e) Employee benefits – curtailment gains

Under IFRS, the Company recognizes curtailment gains when it is demonstrably committed to make a significant reduction in the number of employees covered by an employee benefit plan. Under US GAAP, curtailment gains are recognized at the date of the curtailment. During the year ended August 31, 2012, the termination of employees under the restructuring initiatives that will be completed in the year ended August 31, 2013 resulted in a curtailment under IFRS. The effect on US GAAP net loss for the year ended August 31, 2012, was to increase net loss by $4.0 million (2011 – nil), net of a deferred income tax provision of nil. The effect on the consolidated statement of financial position as at August 31, 2012, was to increase other non-current liabilities $4.0 million with a corresponding increase to deficit (August 31, 2011 and September 1, 2010 - nil). In addition, under IFRS, curtailment gains include a pro rata share of the related unamortized actuarial loss and unrecognized past service costs. Since the Company recognizes actuarial gains and losses in other comprehensive income and deficit as they occur, the curtailment gain is recognized in the statement of operations net of any pro rata share of unrecognized past service costs. Under US GAAP, the curtailment gain is first recorded to offset any related unamortized actuarial loss recognized in accumulated other comprehensive income and any remaining curtailment gain is recognized in the statement of operations. The effect on US GAAP net loss for the year ended August 31, 2012 was nil (2011- increase net loss $1.4 million with a corresponding increase to other comprehensive income, net of a deferred income tax provision of nil).

(f) Employee benefits – presentation of expense

Under IFRS, the Company has elected an accounting policy of recognizing the components of the defined benefit expense within different line items in the statement of operations. The current service cost and recognized element of any past service costs of employee benefits expense is recorded in compensation expense in the consolidated statement of operations. The expected return on plan assets and interest cost on the benefit obligations are presented in net financing expense relating to employee benefit plans in the consolidated statement of operations. Under US GAAP, the components of the defined benefit expense must be aggregated and presented as a net amount in the statement of operations. During the year ended August 31, 2012, net financing expense relating to employee benefit plans was $3.9 million (2011 - $3.0 million).

(g) Long-term debt – debt issuance costs

Under IFRS, transaction costs related to the issuance of debt are deducted from the carrying value of the financial liability and are amortized using the effective interest method. Under US GAAP, debt issuance costs, other than debt discounts or premiums, are deferred as an asset and recognized over the contractual life using the constant interest method. The effect on the statement of financial position as at August 31, 2012, would be an increase to other assets of $16.4 million (August 31, 2011 - $24.9 million, September 1, 2010 - $31.4 million) with an offsetting increase to long-term debt.

(h) Impairment of indefinite life intangible assets

Under IFRS, indefinite life intangible assets are tested for impairment as part of a CGU because they do not generate cash flows independently of other assets. A CGU is the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. Under US GAAP, impairments of indefinite life intangible assets are measured on an individual basis by directly comparing the fair value to the carrying amount. During the year ended August 31, 2012, under US GAAP the Company concluded that certain indefinite life intangible assets were impaired. The effect on US GAAP net loss for the year ended August 31, 2012 was to increase net loss by $30.0 million (2011 - nil). The effect on the consolidated statement of financial position as at August 31, 2012 was to decrease intangible assets by $30.0 million with a corresponding increase to deficit (August 31, 2011 – nil, September 1, 2010 - nil). The impairment recorded under US GAAP, based on the application of the relief from royalty valuation method, was a result of lower than anticipated long-term revenue projections due to economic and structural factors including the uncertainty of the print advertising market and the rapidly evolving digital advertising market. The impairment is to be recognized in operating income and pertains to the Newspaper operating segment.

(i) Enacted tax rates

Under ASC 740, Income Taxes, future tax liabilities should be adjusted for the effect of change in tax laws or tax rates in the period in which the changes are enacted. Under IFRS, deferred taxes are to be measured at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, based upon tax rates and laws that have been enacted or substantively enacted as at the date of the statement of financial position. For the years ended August 31, 2012 and 2011, there were no differences in the rates to be used under US GAAP and IFRS.

Comparative reconciliation of net loss

The following is a reconciliation of net loss for the years ended August 31, 2012 and 2011, reflecting the differences between IFRS and US GAAP:

	2012	2011
Net loss in accordance with IFRS	(23,222)	(9,589)
Employee benefits - actuarials gains and losses (b)	(397)	(27)
Employee benefits - curtailment gains (e)	(4,108)	(1,367)
Impairment of indefinite life intangible assets (h)	(30,000)	—

Net loss in accordance with US GAAP	(57,727)	(10,983)

Comparative reconciliation of comprehensive income (loss)

The following is a reconciliation of comprehensive income (loss) for the years ended August 31, 2012 and 2011, reflecting the differences between IFRS and US GAAP:

	2012	2011
Comprehensive income (loss) in accordance with IFRS	(83,811)	1,953
Impact of US GAAP differences on net loss	(34,505)	(1,394)

	(118,316)	559
Employee benefits - actuarial gains and losses (b)	397	27
Employee benefits - past service costs (c)	248	(2,171)
Employee benefits - minimum funding liability (d)	(4,146)	4,146
Employee benefits - curtailment gains (e)	—	1,367

Comprehensive income (loss) in accordance with US GAAP	(121,817)	3,928

Comparative reconciliation of equity

A reconciliation of equity as at August 31, 2012, August 31, 2011 and September 1, 2010 reflecting the differences between IFRS and US GAAP is set out below:

	As at August 31, 2012	As at August 31, 2011	As at September 1, 2010
Equity in accordance with IFRS	233,755	315,280	309,876
Employee benefits - past service costs (c)	(1,923)	(2,171)	—
Employee benefits - minimum funding liability (d)	—	4,146	—
Employee benefits - curtailment gains (e)	(4,108)	—	—
Impairment of intangible assets (h)	(30,000)	—	—

Equity in accordance with US GAAP	197,724	317,255	309,876

Other US GAAP disclosures

Operating expenses in the consolidated statement of operations for the year ended August 31, 2012 include $367.7 million of selling, general and administrative expenses (2011 - $380.9 million) and $13.0 million of rent expense (2011 - $10.7 million). Accounts payable and accrued liabilities and the current portion of provisions on the consolidated statement of financial position as at August 31, 2012 include $55.6 million of payroll related accruals (August 31, 2011 - $49.1 million, September 1, 2010 - $65.5 million).

27.	SUBSEQUENT EVENTS

The issuance of the First-Lien Notes and repayment of the Term Loan Facility gave rise to a potential termination event under the Company’s existing foreign currency interest rate swap associated with the Second-Lien Notes. As a result, in September 2012, the Company settled a notional amount of US$97.5 million of the foreign currency interest rate swap associated with the Second-Lien Notes for cash consideration of $9.6 million.